Filed Pursuant to Rule 424(b)(5)

Registration No. 333-216462

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 9, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 6, 2017)

$

Cintas Corporation No. 2

$                 % Senior Notes due

$                 % Senior Notes due

Fully and Unconditionally Guaranteed by

Cintas Corporation

We are offering $                     aggregate principal amount of          % senior notes due          , which we refer to in this prospectus supplement as the          notes and $                     aggregate principal amount of          % senior notes due          , which we refer to as the          notes. We refer to the          notes and the          notes, collectively, as the notes.

We will pay interest on the notes on                     and                      of each year, beginning on                     . The          notes will mature on                     ,          . The notes will mature on                     ,          . The          notes will be issued only in denominations of $2,000 and integral multiples of $1,000 above that amount.

We intend to use the net proceeds from this offering (1) to fund, in part, Cintas’ pending acquisition of G&K Services, Inc., or G&K Services, and (2) if the pending acquisition of G&K Services is not consummated, with respect to the net proceeds from the          notes offering, for general corporate purposes. We refer to the pending acquisition of G&K Services as the “Acquisition.”

We have the option to redeem some or all of the notes at any time and from time to time, as described under the heading “Description of the Notes—Optional Redemption.” If a change of control triggering event occurs, we will be required to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of the Notes—Offer to Repurchase Upon a Change of Control Repurchase Event.” In addition, the          notes, but not the          notes, will be subject to a special mandatory redemption at a redemption price of 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, in the event that the Acquisition is not consummated on or prior to November 30, 2017, or if prior to November 30, 2017, the Merger Agreement (as defined herein) is terminated, subject to certain conditions. See “Description of the Notes—Special Mandatory Redemption.”

The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured and unsubordinated indebtedness, but will be effectively junior to any secured indebtedness that we may incur in the future to the extent of the value of the assets securing such indebtedness. The notes will be unconditionally guaranteed, jointly and severally, by Cintas and certain of its subsidiaries. For a more detailed description of the notes, see “Description of the Notes.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

See “Risk Factors” beginning on page S-9 of this prospectus supplement and the risk factors contained in our Annual Report on Form 10-K for the fiscal year ended May 31, 2016 which are incorporated by reference herein, for a discussion of certain risks that you should consider in connection with an investment in the notes.

	Per Note		Total	Per Note		Total
Public offering price (1)		%	$		%	$
Underwriting discount		%	$		%	$
Proceeds (before expenses) to Cintas No. 2		%	$		%	$

(1)	Plus accrued interest, if any, from , 2017, if settlement occurs after that date.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes offered hereby in book-entry form through The Depository Trust Company on or about               , 2017.

Joint Book-Running Managers

J.P. Morgan	KeyBanc Capital Markets

The date of this prospectus supplement is       , 2017.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

s-i

About This Prospectus Supplement

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the debt securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or in any free writing prospectus prepared by us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the dates mentioned on the cover pages of these documents. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not, and the underwriters are not, making offers to sell the notes in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

Where You Can Find More Information

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at our website at www.cintas.com. The information contained on or accessible through our website is not part of this prospectus supplement, other than the documents that we file with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus.

Information We Incorporate By Reference

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in documents Cintas Corporation files with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and information that Cintas Corporation files later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in or omitted from this prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We incorporate by reference the documents listed below and any future filings Cintas Corporation makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the offering of securities described in this prospectus supplement:

●	Cintas Corporation’s Annual Report on Form 10-K for the year ended May 31, 2016;

●	Cintas Corporation’s Quarterly Reports on Form 10-Q for the quarterly periods ended August 31, 2016 and November 30, 2016; and

s-ii

●	Cintas Corporation’s Current Reports on Form 8-K, as filed with the SEC on June 28, 2016, August 4, 2016, August 16, 2016, September 22, 2016, September 29, 2016, October 12, 2016, October 20, 2016 and March 6, 2017.

We will not, however, incorporate by reference in this prospectus supplement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of Cintas Corporation’s current reports on Form 8-K, unless, and except to the extent, specified in such current reports. You may obtain copies of these filings without charge by accessing the investor relations section of www.cintas.com or by requesting the filings in writing or by telephone at the following address or telephone number.

Cintas Corporation
Investor Relations
6800 Cintas Boulevard, P.O. Box 625737,
Cincinnati, Ohio 45262-5737
Telephone number (513) 459-1200

Disclosure Regarding Forward-Looking Statements

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “predicts,” “projects,” “plans,” “expects,” “intends,” “target,” “forecast,” “believes,” “seeks,” “could,” “should,” “may” and “will” or their negatives and similar words, terms and expressions and by the context in which they are used. Such statements are based upon current expectations of Cintas and speak only as of the date made. You should not place undue reliance on any forward-looking statement. We cannot guarantee that any forward-looking statement will be realized. These statements are subject to various risks, uncertainties, potentially inaccurate assumptions and other factors that could cause actual results to differ from those set forth in or implied by this prospectus supplement, any accompanying prospectus or any documents incorporated by reference. Factors and uncertainties that may cause actual results to differ materially from expected results include, among others:

●	Cintas’ ability to consummate the Acquisition in a timely manner or at all;

●	Cintas’ ability to promptly and effectively integrate acquisitions, including G&K Services;

●	the possibility of greater than anticipated operating costs including energy and fuel costs;

●	lower sales volumes;

●	loss of customers due to outsourcing trends;

●	the performance and costs of integration of acquisitions, including G&K Services;

●	fluctuations in costs of materials and labor including increased medical costs;

●	costs and possible effects of union organizing activities;

●	failure to comply with government regulations concerning employment discrimination, employee pay and benefits and employee health and safety;

●	the effect on operations of exchange rate fluctuations, tariffs and other political, economic and regulatory risks;

●	uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation;

s-iii

●	costs of Cintas’ SAP system implementation;

●	disruptions caused by the inaccessibility of computer systems data, including cybersercurity risks;

●	the initiation or outcome of litigation, investigations or other proceedings;

●	higher assumed sourcing or distribution costs of products;

●	the disruption of operations from catastrophic or extraordinary events;

●	the amount and timing of repurchases of Cintas Corporation’s common stock, if any;

●	changes in federal and state tax and labor laws; and

●	the reactions of competitors in terms of price and service.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. A further list and description of risks, uncertainties and other matters can be found in Cintas Corporation’s Annual Report on Form 10-K for the year ended May 31, 2016 and in its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The risks and uncertainties described herein are not the only ones we may face. Additional risks and uncertainties presently not known to us or that we currently believe to be immaterial may also harm our business. None of Cintas Corporation, Cintas No. 2 or the subsidiary guarantors have a duty to update any of the forward-looking statements after the date of this prospectus supplement to conform them to actual results except as otherwise required by law.

s-iv

SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, in their entirety before making an investment decision.

In this prospectus supplement, unless stated otherwise or the context otherwise requires, references to:

●	“Cintas” refers to Cintas Corporation and its consolidated subsidiaries, including Cintas Corporation No. 2;

●	“we,” “us,” “our” and “Cintas No. 2” refer to Cintas Corporation No. 2, a wholly-owned subsidiary of Cintas Corporation and the issuer of the notes;

●	“subsidiary guarantors” refers to Cintas Corporation’s directly and indirectly wholly-owned subsidiaries, excluding Cintas Corporation No. 2, that are guarantors of Cintas No. 2’s revolving credit facility, have been organized under the laws of any jurisdiction within the United States and guarantee the notes; and

●	“guarantors” refers to Cintas Corporation and the subsidiary guarantors, as guarantors of the notes.

Cintas

Cintas helps more than 900,000 businesses of all types and sizes, primarily in North America, as well as Latin America, Europe and Asia, get Ready™ to open their doors with confidence every day by providing a wide range of products and services that enhance its customers’ image and help keep their facilities and employees clean, safe and looking their best. With products and services including uniforms, floor care, restroom supplies, first aid and safety products, fire extinguishers and testing, and safety and compliance training, Cintas helps customers get Ready for the Workday™. Cintas was founded in 1968 by Richard T. Farmer, currently the Chairman Emeritus of the Board of Directors, when he left his family’s industrial laundry business in order to develop uniform programs using an exclusive new fabric. In the early 1970s, Cintas acquired the family industrial laundry business. Over the years, Cintas developed additional products and services that complemented its core uniform business and broadened the scope of products and services available to its customers.

Cintas’ reportable operating segments are Uniform Rental and Facility Services and First Aid and Safety Services. The Uniform Rental and Facility Services reportable operating segment consists of the rental and servicing of uniforms and other garments including flame resistant clothing, mats, mops and shop towels and other ancillary items. In addition to these rental items, restroom cleaning services and supplies, carpet and tile cleaning services and the sale of items from Cintas’ catalogs to its customers on route are included within this reportable operating segment. The First Aid and Safety Services reportable operating segment consists of first aid and safety products and services. The remainder of Cintas’ business, which consists primarily of Fire Protection Services and its Direct Sale business, is included in All Other.

Cintas No. 2 is the principal operating subsidiary of Cintas.

Cintas Corporation is a Washington corporation, and Cintas No. 2 is a Nevada corporation. We are an indirect wholly-owned subsidiary of Cintas Corporation. Cintas Corporation’s, Cintas No. 2’s and the other subsidiary guarantors’ principal executive offices are located at 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262-5737, and their telephone number at that address is (513) 459-1200. Cintas’ web site is located at www.cintas.com. Except for documents expressly incorporated by reference into this prospectus, information included on or available through Cintas’ web site does not constitute a part of this prospectus or any applicable prospectus supplement.

The Acquisition

On August 15, 2016, Cintas entered into an Agreement and Plan of Merger, or Merger Agreement, among Cintas, G&K Services and Bravo Merger Sub, Inc., a wholly-owned subsidiary of Cintas, or Merger Sub, pursuant to which Merger Sub will merge with and into G&K Services. As a result of the Acquisition, Merger Sub will cease to exist and G&K Services will survive as a wholly-owned subsidiary of Cintas. At the effective time of the Acquisition, each share of G&K Services common stock will be converted into the right to receive $97.50 in cash, without interest. The completion of the Acquisition is subject to customary conditions, including, without limitation, the expiration or termination of all waiting periods under applicable antitrust laws, which we refer to as Antitrust Approvals, including the waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act, as amended, or HSR Act, and Canadian antitrust laws, and the adoption of the Acquisition by G&K Services shareholders. On November 15, 2016, G&K Services’ shareholders approved the Acquisition. The waiting period under the HSR Act was extended on September 29, 2016 by receipt of a request, which we refer to as the Second Request, for additional information and documentary material from the Federal Trade Commission, or FTC. The waiting period under Canadian antitrust laws was extended on October 12, 2016 by receipt of a supplemental information request, or SIR, from the Competition Bureau of Canada.

G&K Services, founded in 1902 and headquartered in Minnetonka, Minnesota, is a service-focused provider of branded uniform and facility services programs. G&K Services delivers value to its customers by enhancing their image and brand, and by promoting workplace safety, security and cleanliness. G&K Services accomplishes this by providing a wide range of workwear and protective safety apparel through rental and direct purchase programs. G&K Services also supplies a variety of facility products and services, including floor mats, towels, mops, restroom hygiene products and first aid supplies. G&K Services has a team of 8,000 employees who operate from approximately 160 locations. These locations serve customers in 96 of the top 100 metropolitan markets across the United States and Canada.

Cintas intends to finance the Acquisition, including the payment of related fees and expenses, as well as the repayment of any amounts outstanding under G&K Services’ revolving credit facility and accounts receivable facility, with commercial paper borrowings, borrowings under our new term facility and the net proceeds from this offering.

As of December 31, 2016, G&K Services had outstanding $50.0 million aggregate principal amount of 3.73% senior notes due 2023 and $50.0 million aggregate principal amount of 3.88% senior notes due 2025, which we collectively refer to as the G&K Services senior notes. Within five business days after the closing of the Acquisition, G&K Services will be required to make an offer to purchase, not less 30 days and not more than 45 days after such offer is made, all of the G&K Services senior notes at 100% of their aggregate principal amount plus accrued and unpaid interest. In connection with the closing of the Acquisition, it is anticipated that we, Cintas and the subsidiary guarantors will guarantee all of G&K Services’ obligations under the G&K Services senior notes that remain outstanding after such offer to purchase.

Cintas has executed a Commitment Letter, dated August 15, 2016, which we refer to as the “Commitment Letter,” with KeyBank National Association, KeyBanc Capital Markets Inc. and JPMorgan Chase Bank, N.A., that provides up to a 15-month commitment for a $2.3 billion 364-day unsecured bridge loan facility. We intend to issue the notes in this offering as well as commercial paper in lieu of borrowing under the bridge facility. See “Description of Other Indebtedness” for a discussion of the bridge facility and the term loan.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all of the information that is important to you. For a more detailed description of the notes, please refer to the section entitled “Description of the Notes” in this prospectus supplement and the section entitled “Description of Senior Debt Securities” in the accompanying prospectus.

Issuer	Cintas Corporation No. 2.

Guarantors	Cintas Corporation and the subsidiary guarantors.

Notes Offered	$ aggregate principal amount of senior notes, consisting of:

● $ aggregate principal amount of % senior notes due ; and

● $ aggregate principal amount of % senior notes due .

Maturity	The notes will mature on , . The notes will mature on , .

Interest Rate	The notes will bear interest at % per year. The notes will bear interest at % per year.

Interest Payment Dates	The notes will pay interest on and of each year, commencing on .

Ranking	The notes will be senior unsecured debt of ours and will rank equally with all other existing and future senior unsecured debt of ours. The notes will effectively rank junior to any secured debt of ours, Cintas Corporation or any of the subsidiary guarantors to the extent of the value of the assets securing such debt and to all debt and other liabilities of any subsidiary of Cintas Corporation other than the subsidiary guarantors. The guarantees are senior unsecured joint and several obligations of Cintas Corporation and each subsidiary guarantor and will rank equally with all other senior unsecured obligations of each such guarantor.

Optional Redemption

We may redeem some or all of the notes at any time, or from time to time, prior to the date that is (i) with respect to the          notes,          months prior to their maturity date and (ii) with respect to the          notes,          months prior to their maturity date, in each case at a price equal to 100% of the principal amount of the notes to be redeemed and a “make-whole” amount plus, in each case, any accrued interest to, but excluding, the date of redemption. The “make-whole” amount will be based on U.S. Treasury rates as specified under “Description of the Notes—Optional Redemption.”

If the notes or the notes are redeemed on or after the date that is months or months prior to their maturity date, respectively, the notes of the applicable series will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.

Special Mandatory Redemption	The notes will be subject to a special mandatory redemption at a redemption price of 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, in the event that the Acquisition is not consummated on or prior to November 30, 2017, or if prior to November 30, 2017, the Merger Agreement is terminated, subject to certain conditions. The notes will not be subject to mandatory redemption in such circumstances. See “Description of the Notes—Special Mandatory Redemption.”

Offer to Repurchase	If we experience a change of control and a series of the notes are rated below investment grade by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., we must offer to repurchase all of the notes of such series at a price equal to 101% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to the repurchase date. See “Description of the Notes—Offer to Repurchase Upon a Change of Control Repurchase Event.”

Certain Covenants

We will issue the notes offered hereby under an indenture with the trustee and the guarantors. The indenture, among other things, limits our ability and the ability of Cintas Corporation and its other subsidiaries, to:

● incur certain liens;

● engage in sale-leaseback transactions; and

● in the case of us, Cintas Corporation and each subsidiary guarantor that is a “significant subsidiary,” merge or consolidate or sell all or substantially all of our or their assets.

You should read “Description of the Notes” on page S-29 in this prospectus supplement for additional information on these covenants.

Further Issuances	We may create and issue further notes ranking equally and ratably with the notes offered by this prospectus supplement in all respects, so that such further notes will be consolidated and form a single series with the notes offered by this prospectus supplement and will have the same terms as to status, redemption or otherwise, provided that the further notes are fungible with the notes offered hereby for U.S. federal income tax and securities law purposes.

Book-Entry Form	The notes of each series will be represented by a global certificate or global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as DTC, or its nominee. See “Description of the Notes—Book-Entry Settlement Procedures and Form.”

Form and Denomination	The notes of each series will be issued in fully registered form in denominations of $2,000 or integral multiples of $1,000 in excess thereof.

No Listing of the Notes	We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Use of Proceeds	We expect to receive net proceeds, after deducting underwriting discounts but before deducting offering expenses payable by us, of approximately $ million from this offering. We intend to use the net proceeds from this offering (1) to finance, in part, the Acquisition and transaction-related expenses (including refinancing or retiring of certain debt and transaction costs) and (2) if the Acquisition is not consummated, with respect to the net proceeds from the notes offering, for general corporate purposes. See “Use of Proceeds.”

Risk Factors	Investing in the notes involves risk. See “Risk Factors” on page S-9 of this prospectus supplement, in the accompanying prospectus and the documents incorporated by reference herein or therein for a discussion of certain risks you should consider in connection with an investment in the notes.

Trustee, Registrar and Paying Agent	U.S. Bank National Association.

Governing Law	The notes will be, and the indenture is, governed by the laws of the State of New York.

Cintas Corporation Selected Historical Consolidated Financial Data

The selected historical consolidated financial data for Cintas Corporation as of and for the fiscal years ended May 31, 2016, 2015 and 2014 set forth below are derived from the audited consolidated financial statements of Cintas Corporation. The selected historical consolidated financial data for Cintas Corporation as of and for the six months ended November 30, 2016 and 2015 set forth below are derived from Cintas Corporation’s unaudited consolidated financial statements, which, in the opinion of management of Cintas Corporation, were prepared on the same basis as Cintas Corporation’s audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information for these periods. Results for the six months ended November 30, 2016 are not necessarily indicative of the results that may be expected for the year ending May 31, 2017. You should read the selected historical consolidated financial data below with the more detailed information contained in the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Cintas Corporation’s Annual Report on Form 10-K for the year ended May 31, 2016 and its Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2016 incorporated by reference in this prospectus supplement.

	Six Months Ended November 30,				For the Fiscal Year Ended May 31,
	2016		2015		2016		2015		2014
	(in thousands, except per share data and ratios)
Income Statement Data:
Revenue:
Uniform rental and facility services	$2,005,161		$1,876,112		$3,777,801		$3,539,843		$3,304,635
Other	585,892		541,858		1,127,657		937,043		889,209
	2,591,053		2,417,970		4,905,458		4,476,886		4,193,844
Costs and expenses:
Cost of uniform rental and facility services	1,096,684		1,044,594		2,106,793		2,007,632		1,922,477
Cost of other	339,168		321,832		668,795		547,917		521,608
Selling and administrative expenses	739,248		665,688		1,348,122		1,224,930		1,147,039
G&K Services, Inc. transaction expenses	6,134		—		—		—		—
Operating income	409,819		385,856		781,748		696,407		602,720
Gain on sale of stock of an equity method investment	—		—		—		21,739		—
Interest income	(96)		(230)		(896)		(339)		(229)
Interest expense	27,439		32,583		64,522		65,161		65,822
Income before income taxes	382,476		353,503		718,122		653,324		537,127
Income taxes	120,931		131,852		261,181		242,803		199,355
Income from continuing operations	261,545		221,651		456,941		410,521		337,772
Income from discontinued operations, net of tax	16,923		223,630		236,579		20,097		36,670
Net income	$278,468		$445,281		$693,520		$430,618		$374,442
Balance Sheet Data (as of period end):
Working Capital	$851,905		$921,299		$774,480		$1,227,138		$1,175,550
Total assets	$4,214,579		$4,450,792		$4,104,393		$4,192,460		$4,462,452
Total liabilities	$2,188,874		$2,526,264		$2,261,734		$2,260,005		$2,269,594
Total shareholders’ equity	$2,025,705		$1,924,528		$1,842,659		$1,932,455		$2,192,858
Total debt to total capitalization	36%		40%		41%		40%		37%
Ratio of earnings to fixed charges	13.4	x	11.3	x	11.5	x	10.6	x	8.9	x

G&K Services Selected Historical Consolidated Financial Data

The selected historical consolidated financial data for G&K Services as of and for the fiscal years ended July 2, 2016, June 27, 2015 and June 28, 2014 set forth below are derived from the audited consolidated financial statements of G&K Services. The selected historical consolidated financial data for G&K Services as of and for the six months ended December 31, 2016 and December 26, 2015 set forth below are derived from G&K Services’ unaudited consolidated financial statements, which, in the opinion of management of G&K Services, were prepared on the same basis as G&K Services’ audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information for these periods. Results for the six months ended December 31, 2016 are not necessarily indicative of the results that may be expected for the year ending July 1, 2017. You should read the selected historical consolidated financial data below with the more detailed information contained in G&K Services’ consolidated financial statements and notes thereto included in Cintas Corporation’s Current Report on Form 8-K filed on March 6, 2017, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	For the Six Months Ended		For the Fiscal Year Ended
	December 31, 2016	December 26, 2015	July 2, 2016	June 27, 2015	June 28, 2014
	(dollars in thousands)

Rental and direct sale revenue	$485,165	$480,231	$978,041	$937,642	$900,869
Net Income from Continuing Operations	19,312	34,756	72,439	59,870	56,065
Total Assets	924,448	923,846	921,537	928,197	923,519
Long-Term Debt, Net of Current Maturities	194,548	254,777	231,148	243,600	266,230
Stockholders’ Equity	405,309	389,317	389,540	394,350	374,044

Summary Unaudited Pro Forma Condensed Consolidated Financial Data

The following table presents Cintas Corporation’s summary unaudited pro forma condensed consolidated financial data for the year ended May 31, 2016 and the six months ended November 30, 2016, giving effect to the Acquisition and related financings. The unaudited pro forma condensed consolidated financial data were derived from the unaudited pro forma condensed consolidated financial information included elsewhere in this prospectus supplement. The summary unaudited pro forma condensed consolidated financial data is not necessarily indicative of operating results that would have been achieved had the Acquisition been completed as of May 31, 2015 and does not intend to project Cintas’ future financial results after the Acquisition. The summary unaudited pro forma condensed consolidated financial data should be read in conjunction with Cintas Corporation’s and G&K Services’ historical consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus and the Unaudited Pro Forma Condensed Consolidated Financial Information and the notes thereto included elsewhere in this prospectus supplement.

	Pro Forma
	(unaudited)
	Six Months ended November 30, 2016	Year ended May 31, 2016
Income Statement Data
(in thousands, except per share data)
Net sales	$3,076,218	$5,883,499
Operating income	437,184	835,815
Net income from continuing operations	254,476	442,386
Basic earnings per common share:
Basic income from continuing operations	$2.38	$4.02
Basic income from discontinued operations	$0.16	$2.15
Diluted earnings per common share:
Diluted income from continuing operations	$2.32	$3.96
Diluted income from discontinued operations	$0.16	$2.12

Pro Forma
(unaudited)
November 30, 2016
Balance Sheet Data (as of period end)
(in thousands)
Cash and cash equivalents	$161,437
Total current assets	1,828,170
Total current liabilities	1,027,755
Short term debt and current portion of long-term debt	216,000
Long-term debt	3,182,834
Total liabilities	4,951,204
Total stockholders’ equity	2,012,210

RISK FACTORS

An investment in the notes involves risk. Prior to making a decision about investing in the notes, and in consultation with your own financial and legal advisors, you should carefully consider the following risk factors, as well as the risk factors discussed in Cintas Corporation’s Annual Report on Form 10-K for the fiscal year ended May 31, 2016 which are incorporated herein by reference. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including Cintas’ consolidated financial statements and the related notes incorporated by reference in this prospectus supplement. Additional risks and uncertainties that are not yet identified may also materially harm Cintas’ business, operating results and financial condition.

Risks Related to the Notes

Our future debt may limit cash flow available to invest in the ongoing needs of our business and could prevent us from fulfilling our obligations under our outstanding debt securities, as well as the notes.

We expect our debt to increase significantly as a result of our financing of the Acquisition. As of November 30, 2016, after giving effect to the Acquisition, including the anticipated repayment of any amounts outstanding under G&K Services’ revolving credit facility, or Unsecured Revolver, and accounts receivable facility, or A/R Line (assuming all of G&K Services’ senior notes remain outstanding after consummation of the Acquisition), we would have had total debt of approximately $3.4 billion. We also have the ability under our existing revolving credit facility to incur additional debt. Our level of debt could have important consequences. For example, it could:

●	make it more difficult for us to make payments on our debt;

●	require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, dividend increases, stock buybacks and other general corporate purposes;

●	increase our vulnerability to adverse economic or industry conditions;

●	limit our ability to obtain additional financing in the future to enable us to react to changes in our business; or

●	place us at a competitive disadvantage compared to businesses in our industry that have less debt.

Additionally, any failure to meet required payments on our debt, or failure to comply with any covenants in the instruments governing our debt, could result in an event of default under the terms of those instruments. In the event of such default, the holders of such debt could elect to declare all the amounts outstanding under such instruments to be due and payable.

The notes are subject to prior claims of any secured creditors and the creditors of subsidiaries of ours and Cintas Corporation that do not guarantee the notes, and if a default occurs we may not have sufficient funds to fulfill our obligations under the notes.

The notes are our unsecured general obligations, ranking equally with our other senior unsecured debt and liabilities but junior to any secured debt to the extent of the value of the assets securing such indebtedness and effectively subordinated to the debt and other liabilities of subsidiaries of ours and Cintas Corporation that do not guarantee the notes. The indenture governing the notes permits us, Cintas Corporation and the other subsidiaries of Cintas Corporation to incur secured debt under specified circumstances. If we, Cintas Corporation or the other subsidiaries of Cintas Corporation incur any secured debt, our assets and the assets of Cintas Corporation or its other subsidiaries securing such debt will be subject to prior claims by their secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors.

The subsidiaries of ours and Cintas Corporation that do not guarantee the notes are distinct legal entities that have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes. Accordingly, the notes are effectively subordinated to the debt and other liabilities of the subsidiaries of ours and Cintas Corporation that do not guarantee the notes.

If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all of these creditors, all or a portion of the notes then outstanding would remain unpaid.

There are circumstances other than repayment or discharge of the notes under which the guarantees will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, the guarantees of the notes will be released automatically. The guarantee of a subsidiary guarantor will be automatically released to the extent it is released in connection with a sale or other disposition of the equity interests of such subsidiary guarantor in a transaction not prohibited by the indenture. The indenture also will permit us to, upon request and without the consent of the holders, automatically release one or more of our subsidiaries that is not a significant subsidiary guarantor of the notes from its obligations under the guarantees. If the guarantee of any subsidiary guarantor of Cintas No. 2’s revolving credit facility is released or discharged, other than in connection with a refinancing of such credit facility, or a subsidiary guarantor ceases to be a subsidiary as a result of any foreclosure of any pledge or security interest securing secured indebtedness, such subsidiary’s guarantee of the notes will be automatically released as well. If the guarantee of any subsidiary guarantor is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be structurally senior to the claim of any holders of the notes. For a description of all circumstances in which a subsidiary guarantor’s subsidiary guarantee will be automatically released, see “Description of the Notes—Guarantees.”

Because each guarantor’s liability under its guarantees may be reduced to zero, voided or released under certain circumstances, holders of notes may not receive any payments from some or all of the guarantors. Further, a court could void the guarantees under fraudulent transfer laws.

Holders of notes have the benefit of the guarantees of the guarantors. However, each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under the notes and its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law. Under certain circumstances, a court under federal and state fraudulent conveyance and transfer statutes could void or reduce the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. As a result, a guarantor’s liability under its guarantee could be reduced to zero or to another amount that would significantly reduce the value of the guarantee, depending upon, among other things, the amount of other obligations of such guarantor. In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of the Notes—Guarantees.”

The notes do not restrict our or the guarantors’ ability to incur additional debt, repurchase securities or to take other actions that could negatively impact holders of the notes.

We and the guarantors are not restricted under the terms of the notes from incurring additional debt or repurchasing our securities. In addition, the indenture does not contain any covenants that require us or the guarantors to achieve or maintain any minimum financial results relating to our financial position or results of operations. Further, the indenture relating to the notes does not restrict our ability or the ability of Cintas and our subsidiaries to declare and pay dividends or make distributions in respect of capital stock, to purchase, redeem, retire or otherwise acquire or retire for value any subordinated indebtedness or indebtedness incurred pursuant to intercompany debt, or to make investments. Our and the guarantors’ ability to incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due. However, in certain circumstances, the covenants contained in the indenture may still adversely impact our ability to conduct our business.

An active trading market for the notes may not develop.

There is no existing market for the notes and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or, if one develops, be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar debt securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

●	the time remaining to the maturity of the notes;

●	the outstanding amount of the notes;

●	the terms related to optional redemption of the notes; and

●	the level, direction and volatility of market interest rates generally.

The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and may cease market-making at any time in their sole discretion without notice.

Changes in our credit rating could negatively impact the market price or liquidity of the notes.

Credit rating agencies continually revise their ratings for the companies that they follow, including us. Credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their ratings on the notes. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, are likely to adversely affect the market value of the notes and could increase our corporate borrowing costs.

The        notes are subject to a special mandatory redemption, and, as a result, you may not obtain the return you expect on the        notes and the aggregate amount of the        notes outstanding may be reduced.

In the event that the Acquisition is not consummated on or prior to November 30, 2017, or if prior to November 30, 2017, the Merger Agreement is terminated, subject to certain conditions, the        notes will be subject to a special mandatory redemption, at a price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to, but not including the redemption date. Upon such redemption, you may not be able to reinvest the proceeds from the redemption in an investment that yields a comparable return. In addition, if you purchase any        notes at a greater price than the issue price of the        notes (or with a lower yield than the        notes), you may suffer a loss on your investment. As a result of such redemption provisions of the notes, the trading prices of the        notes may not reflect the financial results of our business or macroeconomic factors. The net proceeds from this offering will not be held in escrow, and holders of the        notes will not have any special access or rights to or a security interest or encumbrance of any kind on the net proceeds from this offering. Although we currently believe that all conditions to the Acquisition will be satisfied and expect to consummate the Acquisition on or prior to November 30, 2017, we cannot assure you that the Antitrust Approvals will be obtained or will be obtained without material divestitures or conditions, that the other conditions will be satisfied or waived, that we will in fact close the Acquisition on substantially the terms described in this prospectus supplement or that we will not otherwise have to redeem the notes. See “Description of the Notes—Special Mandatory Redemption.”

The           notes are not subject to mandatory redemption.

The             notes are not subject to mandatory redemption for any reason. Thus, our failure to complete the Acquisition will have no effect on your rights as a purchaser of the             notes. If we do not consummate the Acquisition in accordance with the Merger Agreement within the timeframes specified under “Description of the Notes—Special Mandatory Redemption,” we intend to use a portion of the net proceeds from this offering, together with available cash, if necessary, to redeem the            notes, but not the              notes. Moreover, our management will determine in its discretion the timing and allocation of the application of the net proceeds of this offering. See “Use of Proceeds.”

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes and market interest rates increase, the market values of your notes may decline. We cannot predict the future level of market interest rates.

We may not be able to repurchase all of the notes upon a change of control triggering event, which would result in a default under the notes.

We will be required to offer to repurchase the notes upon the occurrence of a “Change of Control Triggering Event” as provided in the indenture governing the notes. However, we may not have sufficient funds to repurchase the notes in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time. The failure to make such repurchase would result in a default under the notes.

We may enter into transactions that would not constitute a change of control that could affect our ability to satisfy our obligations under the notes.

Legal uncertainty regarding what constitutes a change of control and the provisions of the indenture may allow us to enter into transactions, such as acquisitions, refinancings or recapitalizations, that would not constitute a change of control but may increase our outstanding indebtedness or otherwise affect our ability to satisfy our obligations under the notes. The definition of change of control for purposes of the notes includes a phrase relating to the transfer of “all or substantially all” of our assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, your ability to require us to repurchase notes as a result of a transfer of less than all of our assets to another person may be uncertain.

Risks Relating to the Acquisition

We may not realize the cost synergies that are anticipated from the Acquisition.

The benefits that are expected to result from the Acquisition will depend, in part, on our ability to realize the anticipated cost synergies as a result of the Acquisition. Our success in realizing these cost synergies, and the timing of this realization, depends on the successful integration of G&K Services. Even if we are able to integrate G&K Services successfully, this integration may not result in the realization of the full benefits of the cost synergies that we currently expect, nor can we give assurances that these benefits will be achieved within anticipated time frames or at all. For example, we may not be able to eliminate duplicative costs. Moreover, we may incur substantial expenses in connection with the integration of G&K Services. While it is anticipated that certain expenses will be incurred to achieve cost synergies, such expenses are difficult to estimate accurately and may exceed current estimates. Accordingly, the benefits from the Acquisition may be offset by costs incurred or delays in integrating the businesses.

The integration of G&K Services following the Acquisition may present significant challenges.

There is a significant degree of difficulty and management distraction inherent in the process of integrating an acquisition as sizable as G&K Services. These difficulties include:

●	the challenge of integrating G&K Services while carrying on ongoing operations;

●	the necessity of coordinating geographically dispersed organizations;

●	the challenge of integrating the business culture of G&K Services, which may prove to be incompatible;

●	the challenge and cost of integrating the information technology systems of G&K Services; and

●	the potential difficulty in retaining key personnel of G&K Services.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of G&K Services and Cintas. Members of our senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our company, service existing customers, attract new customers and develop new products or strategies. If senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer. There can be no assurance that we will successfully or cost-effectively integrate G&K Services. The failure to do so could have a material adverse effect on our business, financial condition and results of operations.

G&K Services will be subject to business uncertainties and contractual restrictions while the Acquisition is pending.

Uncertainty about the effect of the Acquisition on employees, customers, suppliers and other constituencies may have an adverse effect on G&K Services. These uncertainties may impair G&K Services’ ability to retain and motivate key personnel and could cause entities dealing with G&K Services to defer entering into contracts or business relationships with G&K Services or making other decisions concerning G&K Services or seek to change existing business relationships with G&K Services. In addition, if key employees depart because of uncertainty about their future roles, G&K Services’ and our business could be harmed.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratios of earnings to fixed charges for Cintas Corporation for the periods indicated.

	Six Months Ended	Year Ended May 31,
	November 30, 2016	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges	13.4x	11.5x	10.6x	8.9x	8.1x	7.0x

Our pro forma ratio of earnings to fixed charges (giving effect to the Acquisition and related financings) for the fiscal year ended May 31, 2016 and the six months ended November 30, 2016 is set forth below.

	Six Months Ended November 30, 2016	Fiscal Year Ended May 31, 2016
Pro forma ratio of earnings to fixed charges	6.3x	5.7x

The above ratios are computed on a total enterprise basis including Cintas Corporation’s consolidated subsidiaries. Earnings consist of income from continuing operations before income taxes, adjusted to exclude fixed charges (excluding capitalized interest). Fixed charges consist of interest incurred on indebtedness, the portion of operating lease rentals deemed representative of the interest factor and capitalized interest.

USE OF PROCEEDS

We expect to receive net proceeds, after deducting underwriting discounts but before deducting offering expenses payable by us, of approximately $          million from this offering. We intend to use the net proceeds from this offering (1) to finance, in part, the Acquisition and (2) if the Acquisition is not consummated, with respect to the net proceeds from the          notes offering, for general corporate purposes, including repayment of debt, repurchases of Cintas Corporation’s common shares under its share repurchase program and acquisitions. If the Acquisition is not consummated for any reason, we will be required to redeem the          notes, but not the          notes, in a special mandatory redemption. See “Description of the Notes—Special Mandatory Redemption.” Pending final use, we may invest the net proceeds from this offering in short-term marketable securities. The closing of this offering is expected to occur prior to the consummation of the Acquisition.

We intend to finance the Acquisition, including the payment of related fees and expenses, as well as the repayment of any amounts outstanding under G&K Services’ Unsecured Revolver and A/R Line, with commercial paper borrowings, borrowings under our new term loan facility and the net proceeds from this offering. Cintas has executed a Commitment Letter, dated August 15, 2016, with KeyBank National Association, KeyBanc Capital Markets Inc. and JPMorgan Chase Bank, N.A., that provides up to a 15-month commitment for a $2.3 billion 364-day unsecured bridge loan facility. We intend to issue the notes in this offering and commercial paper in lieu of borrowing under the bridge facility. See “Description of Other Indebtedness” for a discussion of the bridge facility and the term loan.

The following table sets forth the estimated sources and uses of funds in connection with this offering and the Acquisition, assuming that all of G&K Services’ senior notes remain outstanding.

Estimated Sources of Funds		Estimated Uses of Funds
(in millions)
Commercial paper		Purchase of G&K Services’ equity	$2,008.5
New term loan	$250.0	Repay G&K Services’ Unsecured Revolver(1)	$97.0
notes offered hereby		Repay G&K Services’ A/R Line(2)	$19.5
notes offered hereby		Rollover of G&K Services’ senior notes	$100.0
Rollover of G&K Services senior notes	$100.0	Other(3)	$75.0
Total sources	$2,300.0	Total uses	$2,300.0

(1)	The G&K Services’ Unsecured Revolver matures on April 15, 2020. Borrowings under the Unsecured Revolver generally bear interest at the adjusted London Interbank Offered Rate, or LIBOR, for specified periods plus a margin, which can range from 1.00% to 1.75%, depending on G&K Services’ consolidated leverage ratio. Borrowings outstanding as of December 31, 2016 under the Unsecured Revolver bear interest at a weighted average effective rate of 1.78%.

(2)	The G&K Services’ A/R Line matures on September 26, 2017. Interest is paid at a rate per annum equal to LIBOR plus a margin of 0.75%. Borrowings outstanding as of December 31, 2016 under the A/R Line bear interest at an average effective rate of 1.37%.

(3)	Includes, among other items, transaction fees and expenses, and a portion of one-time costs; a majority of the one-time costs expected to be incurred upon closing will be covered with cash flow generation.

CAPITALIZATION

The following table sets forth Cintas’ consolidated cash and cash equivalents and capitalization as of November 30, 2016 on an actual basis and as adjusted to give effect to this offering, commercial paper borrowings, borrowings under our new term facility and the anticipated application of the proceeds therefrom in connection with the consummation of the Acquisition as described under “Use of Proceeds.” The table should be read in conjunction with the more detailed information contained in the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Cintas Corporation’s Quarterly Report on Form 10-Q for the quarter ended November 30, 2016 incorporated by reference into this prospectus supplement.

($ in thousands)	Actual (1)	As Adjusted
	(Unaudited)
Cash and cash equivalents	$143,573	$161,437
Marketable securities	—	—
Total cash and marketable securities	143,573	161,437

Short-term debt:
Commercial Paper	66,000
Other	—	—
Total short-term debt	66,000
Long-term debt:
Revolving credit facility	—	—
Term loan facility	—	250,000
6.125% Senior Notes due 2017	300,000	300,000
4.300% Senior Notes due 2021	250,000	250,000
3.25% Senior Notes due 2022	250,000	250,000
6.15% Senior Notes due 2036	250,000	250,000
G&K Services Senior Notes(2)	—	100,000
notes offered hereby	—
notes offered hereby	—
Other	—
Total long-term debt	1,050,000
Total debt	1,116,000	3,416,000
Shareholders’ equity:
Common stock	468,392	468,392
Additional paid-in capital	178,668	178,668
Retained earnings	4,968,437	4,954,942
Treasury stock	(3,572,506)	(3,572,506)
Other accumulated comprehensive income:	(17,286)	(17,286)
Total Shareholders’ equity	2,025,705	2,012,210
Total capitalization	$3,141,705	$5,428,210

(1)	Does not include outstanding debt of G&K Services, including the G&K Services senior notes.

(2)	Assumes that all of the G&K Services senior notes will remain outstanding after the consummation of the Acquisition and not be purchased by G&K Services pursuant to the offer to purchase that it is required to conduct pursuant to the terms of the note purchase agreement (as defined below) governing such senior notes.

UNAUDITED PRO FORMA CONDENSED COnSOLIDATED FINANCIAL INFORMATION

On August 15, 2016, Cintas entered into the Merger Agreement among Cintas, G&K Services and Merger Sub, pursuant to which Cintas agreed to acquire G&K Services. Under the terms of the Merger Agreement, G&K Services shareholders will receive $97.50 per share in cash for each outstanding share of common stock held. The parties’ obligations to complete the Acquisition are conditioned upon (i) the receipt of regulatory approvals in the United States and Canada and (ii) certain other customary closing conditions.

The following unaudited pro forma condensed consolidated financial information is based on the historical financial information of Cintas and G&K Services and has been prepared to reflect the proposed Acquisition, using the acquisition method of accounting under U.S. generally accepted accounting principles, and related financing transactions. We intend to finance the Acquisition, including the payment of related fees and expenses, as well as the repayment of any borrowings outstanding under G&K Services’ Unsecured Revolver, with cash on hand, commercial paper borrowings, borrowings under our existing credit facility and the net proceeds from this offering. We have entered into a $2.3 billion senior unsecured bridge facility with KeyBank, N.A., JPMorgan Chase Bank, N.A. and the other financial institutions party thereto. However, we intend to issue the notes as well as commercial paper on or prior to the closing of the Acquisition in lieu of borrowing under the bridge facility.

The unaudited pro forma condensed consolidated financial information is provided for informational purposes only. The unaudited pro forma condensed consolidated financial information is not necessarily indicative of operating results that would have been achieved had the Acquisition been completed as of May 31, 2016 and does not intend to project the future financial results of Cintas after the Acquisition. The unaudited pro forma condensed consolidated balance sheet does not purport to reflect what our financial condition would have been had the transaction closed on November 30, 2016 or for any future or historical period. The unaudited pro forma condensed consolidated statements of income and balance sheet do not reflect the cost of any integration activities or benefits from the Acquisition and synergies that may be derived.

Cintas’ fiscal year ends on May 31, while G&K Services’ utilizes a 52- or 53-week fiscal year that ends on the Saturday nearest June 30. The unaudited pro forma condensed consolidated interim balance sheet combines the interim unaudited condensed consolidated balance sheet of Cintas as of November 30, 2016 and the unaudited condensed consolidated balance sheet of G&K Services as of December 31, 2016. The unaudited pro forma condensed consolidated statement of income for the year ended May 31, 2016 combines the consolidated statement of income of Cintas for the fiscal year ended May 31, 2016 with the consolidated statement of operations of G&K Services for the fiscal year ended July 2, 2016. The interim unaudited pro forma condensed consolidated statement of income for the six months ended November 30, 2016 combines the interim unaudited condensed statement of income of Cintas for the six months ended November 30, 2016 and the interim unaudited condensed statement of operations of G&K Services for the six months ended December 31, 2016.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the following information:

●	Notes to the unaudited pro forma condensed consolidated financial information.

●	Cintas’ Current Report on Form 8-K filed August 16, 2016, including the exhibits thereto.

●	Unaudited interim consolidated financial statements of Cintas as of and for the three and six months ended November 30, 2016, which are included in Cintas’ Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2016, as filed with the SEC.

●	Audited consolidated financial statements of Cintas as of and for the year ended May 31, 2016, which are included in Cintas’ Annual Report on Form 10-K for the year ended May 31, 2016, as filed with the SEC.

●	Audited consolidated financial statements of G&K Services as of and for the year ended July 2, 2016, which are included in G&K Services’ Annual Report a Form 10-K for the year ended July 2, 2016, as filed with the SEC.

●	Unaudited interim consolidated financial statements of G&K Services as of and for the three and six months ended December 31, 2016, which are included in G&K Services’ Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2016.

Cintas Corporation + G&K Services, Inc.
Unaudited Pro Forma Condensed Consolidated Statements of Income
(In thousands except per share data)
Twelve Months Ended

	Cintas Corporation	G&K Services, Inc.
	May 31, 2016	July 2, 2016	Adjustments		Total

Revenue:
Uniform rental and facility services	$3,777,801	$978,041	—		$4,755,842
Other	1,127,657	—	—		1,127,657
Total revenue	4,905,458	978,041	—		5,883,499

Costs and expenses:
Cost of uniform rental and facility services	2,106,793	643,067	—		2,749,860
Cost of other	668,795	—	—		668,795
Selling and administrative expenses	1,348,122	212,334	68,573	f	1,629,029

Operating income	781,748	122,640	(68,573)		835,815

Interest income	(896)	—	—		(896)
Interest expense	64,522	6,835	70,445	a	141,802

Income before income taxes	718,122	115,805	(139,018)		694,909
Income taxes	261,181	43,366	(52,024)	g	252,523
Income from continuing operations	456,941	72,439	(86,994)		442,386
Income from discontinued operations, net of tax	236,579	—	—		236,579
Net income	$693,520	$72,439	$(86,994)		$678,965

Basic earnings per share:
Continuing operations	$4.15				$4.02
Discontinued operations	2.15				2.15
Basic earnings per share	$6.30				$6.17

Diluted earnings per share:
Continuing operations	$4.09				$3.96
Discontinued operations	2.12				2.12
Diluted earnings per share	$6.21				$6.08

Weighted average number of shares outstanding	108,221				108,221
Diluted average number of shares outstanding	109,956				109,956

Cintas Corporation + G&K Services, Inc.
Unaudited Pro Forma Condensed Consolidated Statements of Income
(In thousands except per share data)
Six Months Ended

	Cintas Corporation	G&K Services, Inc.
	November 30, 2016	December 31, 2016	Adjustments		Total

Revenue:
Uniform rental and facility services	$2,005,161	$485,165			$2,490,326
Other	585,892	—			585,892
Total revenue	2,591,053	485,165			3,076,218

Costs and expenses:
Cost of uniform rental and facility services	1,096,684	316,599	—		1,413,283
Cost of other	339,168	—	—		339,168
Selling and administrative expenses	739,248	107,019	34,306	f	880,573
G&K Services, Inc. pension settlement	—	6,010	—		6,010
G&K Services, Inc. transaction expenses	6,134	16,123	(22,257)	e	—

Operating income	409,819	39,414	(12,049)		437,184

Interest income	(96)	—	—		(96)
Interest expense	27,439	4,026	34,614	a	66,079

Income before income taxes	382,476	35,388	(46,663)		371,201
Income taxes	120,931	16,076	(20,282)	g	116,725
Income from continuing operations	261,545	19,312	(26,381)		254,476
Income from discontinued operations, net of tax	16,923	—	—		16,923
Net income	$278,468	$19,312	$(26,381)		$271,399

Basic earnings per share:
Continuing operations	$2.45				$2.38
Discontinued operations	0.16				0.16
Basic earnings per share	$2.61				$2.54

Diluted earnings per share:
Continuing operations	$2.39				$2.32
Discontinued operations	0.16				0.16
Diluted earnings per share	$2.55				$2.48

Weighted average number of shares outstanding	104,719				104,719
Diluted average number of shares outstanding	107,278				107,278

Cintas Corporation + G&K Services, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheets
(In thousands except share data)

	Cintas Corporation	G&K Services, Inc.
	November 30, 2016	December 31, 2016	Adjustments		Total
ASSETS
Current assets:
Cash and cash equivalents	$143,573	$29,864	$(12,000)	a,b	$161,437
Accounts receivable, net	607,452	108,700	(5,435)	b	710,717
Inventories, net	263,301	36,525	(10,957)	b	288,869
Uniforms and other rental items in service	543,644	130,915	(52,366)	b	622,193
Income taxes, current	1,228	—	—		1,228
Prepaid expenses and other current assets	41,464	15,757	(13,495)	b,c	43,726
Total current assets	1,600,662	321,761	(94,253)		1,828,170

Property and equipment, at cost, net	1,067,214	223,777	(33,567)	b	1,257,424

Investments	140,530	—	—		140,530
Goodwill	1,301,391	322,371	1,254,967	b	2,878,729
Service contracts, net	85,517	2,760	697,240	b	785,517
Other assets, net	19,265	53,779	—		73,044

	$4,214,579	$924,448	$1,824,387		$6,963,414

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$127,815	$53,149	—		$180,964
Accrued liabilities	554,942	65,849	10,000	b	630,791
Debt due within one year	66,000	22,000	128,000	b	216,000
Total current liabilities	748,757	140,998	138,000		1,027,755

Long-term liabilities:
Debt due after one year	1,044,834	194,548	1,943,452	a,b,d	3,182,834
Deferred income taxes	265,091	79,209	148,886	b	493,186
Accrued liabilities	130,192	104,384	12,853	b	247,429
Total long-term liabilities	1,440,117	378,141	2,105,191		3,923,449

Shareholders’ equity:
Common stock, no par value:	468,392	9,865	(9,865)	b	468,392
Paid-in capital	178,668	87,524	(87,524)	b	178,668
Retained earnings	4,968,437	328,306	(341,801)	b,c,d	4,954,942
Treasury stock:	(3,572,506)	—	—		(3,572,506)
Accumulated other comprehensive loss	(17,286)	(20,386)	20,386	b	(17,286)
Total shareholders’ equity	2,025,705	405,309	(418,804)		2,012,210

	$4,214,579	$924,448	$1,824,387		$6,963,414

Cintas Corporation + G&K Services, Inc.
Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

1. Basis of Presentation

The unaudited pro forma condensed consolidated financial information presented here is based on the historical financial information of Cintas and G&K Services, as previously provided in or derived from filings with the SEC. The unaudited pro forma condensed consolidated balance sheet combines the interim unaudited condensed consolidated balance sheet of Cintas as of November 30, 2016 and the interim unaudited condensed consolidated balance sheet of G&K Services as of December 31, 2016. The unaudited pro forma condensed consolidated statement of income for the year ended May 31, 2016 combines the consolidated statement of income of Cintas for the fiscal year ended May 31, 2016 with the consolidated statement of operations of G&K Services for the fiscal year ended July 2, 2016. The interim unaudited pro forma condensed consolidated statement of income for the six months ended November 30, 2016 combines the interim unaudited condensed consolidated statement of income of Cintas for the six months ended November 30, 2016 and the interim unaudited condensed consolidated statement of operations of G&K Services for the six months ended December 31, 2016.

Pro forma adjustments reflected in the unaudited pro forma condensed consolidated balance sheet are based on items that are directly attributable to the proposed Acquisition and related financings and that are factually supportable. Pro forma adjustments reflected in the unaudited pro forma condensed consolidated statements of income are based on items directly attributable to the proposed Acquisition and related financings, and that are factually supportable and expected to have a continuing impact on Cintas.

At this time, Cintas has not performed detailed valuation analyses to determine the fair values of G&K Services’ assets and liabilities. Accordingly, the unaudited pro forma condensed consolidated financial information includes a preliminary allocation of the purchase price based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material. Additionally, Cintas has not yet performed the due diligence necessary to identify all of the adjustments required to conform G&K Services’ accounting policies to Cintas or to identify other items that could significantly impact the purchase price allocation or the assumptions and adjustments made in preparation of this unaudited pro forma condensed consolidated financial information. Upon completion of detailed valuation analyses, there may be additional increases or decreases to the recorded book values of G&K Services’ assets and liabilities, including, but not limited to brands, trademarks and other intangible assets and assumed debt that will give rise to future amounts of depreciation and amortization expense that are not reflected in the information contained in this unaudited pro forma condensed consolidated financial information. Accordingly, once the necessary due diligence has been performed, the final purchase price has been determined and the purchase price allocation has been completed, actual results may differ materially from the information presented in this unaudited pro forma condensed consolidated financial information. Additionally, the unaudited pro forma condensed consolidated statements of income do not reflect the cost of any integration activities or benefits from the Acquisition and synergies that may be derived from any integration activities, both of which may have a material effect on the consolidated results of income in periods following the completion of the Acquisition.

Certain amounts in G&K Services’ historical consolidated balance sheet and statement of operations have been reclassified to conform to Cintas’ presentation.

2. Unaudited Pro Forma Condensed Consolidated Financial Information Compared to Historical Financial Information

The unaudited pro forma condensed consolidated statement of income for the year ended May 31, 2016 combines the consolidated statement of income of Cintas for the fiscal year ended May 31, 2016 with the consolidated statement of operations of G&K Services for the fiscal year ended July 2, 2016. The unaudited pro forma condensed consolidated statements of income include adjustments made to historical financial information that were calculated assuming the Acquisition had been completed as of the beginning of the period presented. The unaudited pro forma condensed consolidated financial information does not include the impact of potential cost savings or other operating efficiencies that could result from the Acquisition.

The interim unaudited pro forma condensed consolidated statement of income for the six months ended November 30, 2016 combines the interim unaudited condensed consolidated statement of income of Cintas for the six months ended November 30, 2016 with the interim unaudited condensed consolidated statement of operations of G&K Services for the six months ended December 31, 2016. The interim unaudited pro forma condensed consolidated statements of income include adjustments made to historical financial information that were calculated assuming the Acquisition had been completed as of the beginning of the period presented. The interim unaudited pro forma condensed consolidated financial information does not include the impact of potential cost savings or other operating efficiencies that could result from the Acquisition.

The unaudited pro forma condensed consolidated balance sheet combines the interim unaudited consolidated balance sheet of Cintas as of November 30, 2016 and the interim unaudited consolidated balance sheet of G&K Services as of December 31, 2016. The unaudited pro forma condensed consolidated balance sheet includes adjustments made to historical financial information that were calculated assuming the Acquisition had been completed as of November 30, 2016. We have based the unaudited pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. The adjustments reflect our preliminary estimates of the purchase price allocation, which may change materially upon finalization of appraisals and other valuation studies that are in process.

The following items resulted in adjustments reflected in the unaudited pro forma condensed consolidated financial information:

(a) Cash and cash equivalents - The unaudited pro forma condensed consolidated financial statements reflect proceeds from the issuance of debt and the estimated cash portion of the purchase price.

The unaudited pro forma adjustments for interest expense on the new debt expected to be issued includes the estimated impact of premiums, discounts and costs on the debt issued. In addition, the rates shown below reflect management’s current estimates of the interest rates for the new debt. A change of 0.125% in the interest rate of the commercial paper and variable rate term loan debt in the aggregate principal amount of $400 million would change interest expense on a pro forma basis by $0.5 million for the year ended May 31, 2016 and $0.3 million for the six-months ended November 30, 2016.

			Interest Expense
(millions, except rate data)	Effective Interest Rate	Balance Outstanding	Six months ended November 30, 2016	Year ended May 31, 2016

Existing G&K Senior Notes	3.9%	50	1.0	1.9
Existing G&K Senior Notes	3.7%	50	0.9	1.9
Commercial Paper	1.1%	150	0.8	1.7
New term loan	2.1%	250	2.6	5.3
New long-term debt	3.7%	1,800	33.3	66.6

	3.4%	2,300	39	77

Each of the six-month and the twelve-month interest expense includes the impact of amortization of upfront debt financing fees.

If rates increased 0.125% on the long-term debt before we issued it, the impact would be:
New long-term debt	0.125%	1,800	1.1	2.3

(b) Shareholder’s equity and fair value of acquired assets/liabilities - The unaudited pro forma condensed consolidated balance sheet includes an unaudited pro forma adjustment to eliminate G&K Service’s historical equity balances as well as unaudited pro forma adjustments to record the acquired assets and liabilities at their preliminary fair value based on total consideration of approximately $2.2 billion.

(c) Other financing costs - The unaudited pro forma condensed consolidated balance sheet includes an unaudited pro forma adjustment to prepaid expenses for $13.5 million. The prepaid expense is related to fees for bridge loan financing, for purposes of the Acquisition.

(d) Debt issuance costs - The unaudited pro forma condensed consolidated balance sheet includes an unaudited pro forma adjustment to record estimated costs on the issuance of the $2.2 billion of new debt and assumes that $100 million of existing G&K Services’ senior notes remain outstanding after the Acquisition.

(e) Acquisition transaction costs - The interim unaudited pro forma condensed consolidated statement of income for the period six months ended November 30, 2016 includes an unaudited pro forma adjustment of $22.3 million of expenses related to advisory, legal, investment banking, and other professional services, all of which are directly attributable to the Acquisition.

(f) Amortization of intangible assets for customer contracts - The unaudited pro forma condensed consolidated statements of income for all periods include an adjustment for the amortization of newly acquired intangible assets related to customer contracts and removes the historical G&K Services amortization for customer contracts. Intangible assets related to customer contracts are preliminarily estimated to have a useful life of 10 years and will be amortized on a straight-line basis over that period.

(g) Income taxes - The unaudited pro forma condensed consolidated statements of income and unaudited pro forma adjustments for all periods presented were calculated utilizing a blended statutory income tax rate between the United States and Canada of 37.3%.

Description of Other Indebtedness

Credit Facilities

On September 16, 2016, we entered into a $600.0 million revolving credit facility, which contains a letter of credit sub-facility of up to $200.0 million, and a $250.0 million term loan facility, which we refer to, together with the $600.0 million revolving Credit Facility, as the “Credit Facilities,” pursuant to the terms and conditions of an Amended and Restated Credit Agreement, which we refer to as the “Credit Agreement,” among us, the joint bookrunners and joint lead arrangers party thereto, the lenders party thereto and KeyBank National Association, as administrative agent. Cintas, along with certain other of our material domestic subsidiaries, guarantee our obligations under the Credit Facilities.

Interest Rates

The interest rate per annum applicable to loans under the Credit Facilities, will be, at our option, equal to either (i) the base rate described in the Credit Agreement as the highest of (A) KeyBank’s prime rate, (B) the federal funds effective rate plus 0.50% and (C) one-month rate for Eurodollar loans plus 1.00% or (ii) the relevant Eurodollar rate for the selected interest rate period, plus, in each case, the applicable margin. The applicable margin for the Eurodollar rate borrowings is based on our senior unsecured long-term credit ratings from Standard & Poor’s and Moody’s Investor Services and ranges between 70 basis and 155 basis points.

Optional Prepayments

Borrowings under the Credit Facilities generally may be prepaid without penalty, subject to breakage fees relating to the Eurodollar borrowings.

Covenants

The Credit Agreement contains affirmative and negative covenants customary for such financings, including, but not limited to, covenants limiting our ability to:

●	create liens to secure debt;

●	create restrictions on our ability to make loans, investments or transfer property;

●	engage in certain restrictions on affiliates; and

●	merge, consolidate or sell all or substantially all of our assets.

The Credit Agreement also requires that we maintain (x) a leverage ratio of consolidated indebtedness to consolidated EBITDA of no more than 3.50 to 1.00 and (y) an interest coverage ratio of consolidated EBIT to consolidated interest expense of no less than 3.00 to 1.00. As of November 30, 2016, we were in compliance with the credit agreement’s financial covenants.

Default

The Credit Agreement contains events of default customary for such financings, including, but not limited to:

●	nonpayment of principal, interest or fees;

●	cross-defaults to other debt;

●	inaccuracies of representations and warranties;

●	failure to perform negative covenants;

●	failure to perform other terms and conditions;

●	events of bankruptcy and insolvency;

●	change of control of us or our ownership of Cintas No. 2; and

●	unsatisfied judgments.

Bridge Loan Commitment

In connection with the Acquisition, we entered into a Commitment Letter dated August 15, 2016 with KeyBank National Association, KeyBanc Capital Markets Inc. and JPMorgan Chase Bank, N.A. pursuant to which KeyBank National Association and JPMorgan Chase Bank, N.A. provided up to a 15-month commitment for a $2.3 billion, 364-day unsecured bridge loan facility, which we refer to as the “Bridge Commitment.” On September 19, 2016, pursuant to the Commitment Letter, we provided notice to KeyBank and JPMorgan Chase Bank, N.A. that, as a result of the Credit Facilities and in accordance with the terms of the Commitment Letter, the Bridge Commitment was reduced to $1.9 billion, effective as of the date of the notice.

Cintas Senior Debt Securities

As of November 30, 2016, we had an aggregate principal amount of $1,050 million of debt securities outstanding. The specific amounts, maturity and interest rates of these debt securities are set forth in the following table.

	Principal Amount
	(in millions)
Senior Debt
6.15% senior note due 2036	$250.0
3.25% senior note due 2022	$250.0
4.30% senior note due 2021	$250.0
6.125% senior note due 2017	$300.0
Total	$1,050.0	(1)

(1)	Does not give effect to the consummation of the Acquisition.

Cintas Corporation Senior Notes

Our 2017 senior notes, 2021 senior notes, 2022 senior notes and 2036 senior notes were all issued under the indenture, which we refer to as the “2002 indenture,” dated as of May 28, 2002, between us and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee. The 2017, 2021, 2022 and 2036 senior notes are unsecured obligations unconditionally guaranteed, jointly and severally, by Cintas Corporation and certain of its subsidiaries. The 2002 indenture does not directly limit the amount of other debt that may be incurred by us or our subsidiaries. The 2002 indenture restricts our ability to incur certain liens; engage in sale-leaseback transactions; and in the case of us, Cintas and each subsidiary guarantor that is a “significant subsidiary,” merge or consolidate or sell all or substantially all of our or their assets. These existing senior notes have substantially the same covenants, change of control provisions and events of default as provided with respect to the notes.

G&K Services’ Long-Term Debt

G&K Services’ long-term debt consisted of the following at December 31, 2016 (in thousands):

December 31, 2016 (1)
(Actual)
3.73% fixed rate unsecured senior notes, due 2023	$50,000
3.88% fixed rate unsecured senior notes, due 2025	50,000
Unsecured Revolver	97,000
A/R Line	19,548
$216,548
Less: Current portion	22,000
$194,548

(1)	Does not give effect to the consummation of the Acquisition. We assume that all of the G&K Services senior notes will remain outstanding after the consummation of the Acquisition and not be purchased by G&K Services pursuant to the offer to purchase that it is required to conduct pursuant to the terms of the note purchase agreement governing such senior notes. We assume that any amounts outstanding under the G&K Services Unsecured Revolver and A/R Line will be repaid in connection with the consummation of the Acquisition.

G&K Services Senior Notes

As of December 31, 2016, G&K Services has outstanding $50.0 million aggregate principal amount of 3.73% senior notes due 2023 and $50.0 million aggregate principal amount of 3.88% senior notes due 2025, which we collectively refer to as the G&K Services senior notes. Within five business days after the closing of the Acquisition, G&K Services will be required to make an offer to purchase, not less 30 days and not more than 45 days after such offer is made, all of the G&K Services senior notes at 100% of their aggregate principal amount plus accrued and unpaid interest. In connection with the closing of the Acquisition, it is anticipated that we, Cintas and the subsidiary guarantors will guarantee all of G&K Services’ obligations under the G&K Services senior notes that remain outstanding after such offer to purchase.

G&K Service issued the G&K Services senior notes, which are unsecured, via a private placement transaction pursuant to a note purchase agreement, which we refer to as the note purchase agreement, dated April 15, 2013, between G&K Services and the purchasers party thereto. Certain of G&K Services’ subsidiaries have guaranteed the obligations of G&K Services under the note purchase agreement.

Prepayments

G&K Services may call all or part (so long as such part exceeds more than 10% of the outstanding principal amount) of the G&K Services senior notes for redemption upon payment of principal, accrued interest and a make-whole amount. In the event of a change of control of G&K Services, G&K Services must make an offer to purchase the notes for the outstanding principal amount and accrued interest, but without payment of a make-whole amount. Following certain significant asset sales and subject to certain exceptions, G&K Services must offer to purchase a ratable portion of the notes with the proceeds of significant asset sales.

Covenants

The note purchase agreement contains customary affirmative and negative covenants, including, but not limited to, covenants limiting G&K Services’ (and in some instances its subsidiaries’) ability to:

●	create liens to secure debt;

●	incur additional priority debt;

●	merge, consolidate or sell all or substantially all of its assets; and

●	engage in certain transactions with affiliates.

The note purchase agreement requires that G&K Services maintain (x) a leverage ratio of consolidated indebtedness to consolidated EBITDA of no more than 3.50 to 1.00 which may be increased to 3.75 to 1.00 for a period of time following certain permitted acquisitions and (y) an interest coverage ratio of consolidated EBITDA to consolidated interest expense of no less than 3.00 to 1.00.

Default

The note purchase agreement contains customary events of default, including, but not limited to:

●	nonpayment of principal, any make-whole amount, or interest;

●	inaccuracies of representations and warranties;

●	cross-defaults to other material debt of G&K Services and certain of its subsidiaries;

●	failure to perform other terms and conditions;

●	events of bankruptcy and insolvency;

●	certain unsatisfied judgments; and

●	certain ERISA matters.

DESCRIPTION OF THE NOTES

Set forth below is a description of the specific terms of the notes. This description supplements, and should be read together with, the description of the general terms and provisions of the debt securities, including the notes, set forth in the accompanying base prospectus under the caption “Description of Senior Debt Securities.” The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description of senior debt securities in the accompanying prospectus and the indenture. If the description of the notes in this prospectus supplement differs from the description of senior debt securities in the accompanying prospectus, the description of the notes in this prospectus supplement supersedes the description of senior debt securities in the accompanying prospectus.

For purposes of this “Description of the Notes” section, “Cintas” shall mean Cintas Corporation and shall not include Cintas No. 2 or the subsidiary guarantors.

General

The                 notes will be issued in an initial aggregate principal amount of                 and will mature on                . The                 notes will be issued in an initial aggregate principal amount of                 and will mature on                . The notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 above that amount. The notes will not be entitled to any sinking fund.

In the case of the                 notes, interest will accrue at the applicable rate per annum shown on the cover of this prospectus supplement from                , 2017, or from the most recent date to which interest has been paid or provided for, payable semi-annually on                 and                 of each year, beginning on                , 2017, to the persons in whose names the notes are registered in the security register at the close of business on the                 or                 preceding the relevant interest payment date, except that interest payable at maturity shall be paid to the same persons to whom principal of the notes is payable. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months.

In the case of the                 notes, interest will accrue at the applicable rate per annum shown on the cover of this prospectus supplement from                , 2017, or from the most recent date to which interest has been paid or provided for, payable semi-annually on                 and                 of each year, beginning on                , 2017, to the persons in whose names the notes are registered in the security register at the close of business on the                 or                 preceding the relevant interest payment date, except that interest payable at maturity shall be paid to the same persons to whom principal of the notes is payable. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months.

The indenture does not limit the amount of either series of notes that we may issue. We may from time to time, without notice to or the consent of the registered holders of either series of notes, create and issue additional notes ranking equally and ratably with either series of notes being issued in this offering in all respects (other than the issue price, the date of issuance, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes), provided that such notes must be part of the same issue as the applicable series of notes being issued in this offering for U.S. federal income tax purposes. Any such additional notes shall be consolidated and form a single series with the applicable series of notes being issued in this offering, including for purposes of voting and redemptions.

The notes will be unconditionally guaranteed, jointly and severally, as to payment of principal, premium, if any, and interest by Cintas and the subsidiary guarantors.

Payment and Transfer

Payment of principal of, and interest and premium, if any, on, any notes represented by one or more permanent global notes in definitive, fully registered form will be made to Cede & Co., the nominee for The Depository Trust Company, or DTC, as the registered owner of the global notes by wire transfer of immediately available funds as described below under “—Book-Entry Settlement Procedures and Form.”

Holders of certificated notes must surrender the notes to the paying agent to collect principal and interest payments at maturity. Principal, premium, if any, and interest on certificated notes will be payable at the office of the paying agent maintained for such purpose or, at our option, payment of principal, premium, if any, and interest may be made by check mailed to a holder’s registered address.

If any interest payment date, redemption date or maturity date would otherwise be a day that is not a business day, the related payment of principal, premium, if any, and interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day. As used in this prospectus supplement, the term “business day” means any day other than a Saturday, Sunday or other day on which banking institutions are authorized or obligated by law, regulation or executive order to close in New York City.

The notes may be presented for registration of transfer or exchange at the office of the registrar for the notes or at any other office or agency maintained by us or the registrar for such purpose. Initially, the trustee will act as registrar for the notes. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We are not required to transfer or exchange any note selected for redemption or for a period of 15 days before a selection of notes to be redeemed.

The registered holder of a note will be treated as the owner of it for all purposes.

Optional Redemption

The notes may be redeemed, at our option, in whole or in part, at any time, or from time to time, prior to the date that is (i) with respect to the                 notes,                 months prior to their maturity date and (ii) with respect to the                 notes,                 months prior to their maturity date, at a redemption price equal to the greater of:

●	100% of the principal amount of the notes to be redeemed; and

●	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus basis points with respect to the notes and basis points with respect to the notes, in each case, plus accrued interest to, but excluding, the date of redemption (the “Make Whole Premium”).

If the notes are redeemed on or after the date that is (i) with respect to the                 notes,                 months prior to their maturity date and (ii) with respect to the                 notes,                 months prior to their maturity date, the notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Treasury Rate” means, with respect to any redemption date for the applicable series of notes,

●	the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently available Data Download Program designated “H.15” or any successor publication which is available weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date of such series of notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month); or

●	if the release referred to in the previous bullet (or any successor release) is not published during the week preceding the calculation date or does not contain the yields referred to above, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

The Treasury Rate will be calculated on the third business day preceding the redemption date. Prior to a redemption date, we will file with the trustee an officers’ certificate setting forth the Make Whole Premium and the Treasury Rate and showing the calculation of each in reasonable detail; provided that the trustee shall not be responsible for any such calculation.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the applicable series of notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of such series of notes.

“Comparable Treasury Price” means, with respect to any redemption date:

●	the average of the Reference Treasury Dealer Quotations obtained by an Independent Investment Banker for such redemption date, after excluding the highest and lowest of four such Reference Treasury Dealer Quotations; or

●	if the Independent Investment Banker is unable to obtain at least four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by such Independent Investment Banker.

“Independent Investment Banker” means one of the Reference Treasury Dealers as appointed by us.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC and its successors, an appropriate entity selected by KeyBanc Capital Markets Inc. (which need not be an affiliate) and two other primary U.S. government securities dealers in New York City selected by the Independent Investment Banker (each, a “Primary Treasury Dealer”); provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for notes of either series, an average of the bid and asked prices for the Comparable Treasury Issue for such notes (expressed in each case as a percentage of its principal amount) quoted in writing to us and the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

On or after the redemption date, interest will cease to accrue on the notes or any portion thereof called for redemption (unless we default in the payment of the redemption price and accrued interest). Holders of notes to be redeemed will receive notice thereof by first-class mail (or, in the case of DTC with respect to any global note, sent electronically) at least 30 and not more than 60 days before the date fixed for redemption. If fewer than all of the notes are to be redeemed, the trustee will select the particular notes or portions thereof for redemption from the outstanding notes not previously called as follows (or in such other manner as the trustee deems fair and appropriate):

●	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

●	if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or such other method as the trustee shall deem appropriate (or, in the case of notes in global form, the trustee will select notes for redemption based on DTC’s operational arrangements).

Except as set forth above, the notes will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.

Special Mandatory Redemption

We intend to use the net proceeds from this offering to fund, in part, the Acquisition, as described under the heading “Use of Proceeds.” If the Acquisition is not completed on or prior to November 30, 2017, or if, prior to such date, the Merger Agreement is terminated other than in connection with the consummation of the Acquisition and is not otherwise amended or replaced (each such event, a “Special Mandatory Redemption Event”), the provisions set forth below will be applicable.

Upon the occurrence of a Special Mandatory Redemption Event, the                 notes will be redeemed in whole at a special mandatory redemption price (the “Special Mandatory Redemption Price”) equal to 101% of the aggregate principal amount of the                 notes, plus accrued but unpaid interest on the principal amount of the                 notes to, but not including, the Special Mandatory Redemption Date (as defined below).

Upon the occurrence of a Special Mandatory Redemption Event, we will promptly (but in no event later than five business days following such Special Mandatory Redemption Event) notify each holder of the                 notes in writing of such event (with a copy of the notice to be simultaneously delivered to the trustee) (such date of notification to such holders, the “Redemption Notice Date”), that the                 notes will be redeemed on the 10th day following the Redemption Notice Date (such date, the “Special Mandatory Redemption Date”), in each case in accordance with the applicable provisions of the indenture. We will notify each such holder in accordance with the applicable provisions of the indenture that all of the outstanding                 notes shall be redeemed at the Special Mandatory Redemption Price on the Special Mandatory Redemption Date automatically and without any further action by the holders of the                 notes. At or prior to 12:00 p.m. (New York City time) on the business day immediately preceding the Special Mandatory Redemption Date, we shall deposit with the trustee funds sufficient to pay the Special Mandatory Redemption Price for the                 notes. If such deposit is made as provided above, the                 notes will cease to bear interest on and after the Special Mandatory Redemption Date.

The special mandatory redemption provisions of the indenture will not apply to the                 notes.

Offer to Repurchase Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event (defined below) occurs with respect to the notes of either series, unless we have otherwise exercised our right to redeem the notes of the applicable series, we will make an offer to each holder of notes of the applicable series to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s applicable series of notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event, we will deliver a notice to each holder describing the transaction or transactions that constitute the Change of Control Repurchase Event and offering to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

●	accept for payment all notes or portions of notes properly tendered pursuant to our offer;

●	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

●	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly deliver to each holder of notes properly tendered the purchase price for such notes, and the trustee will promptly authenticate and deliver (or cause to be transferred by book entry) to each holder a new note equal in the principal amount to any unpurchased portion of the notes surrendered, if any; provided, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

Except as described above with respect to a Change of Control Repurchase Event, the indenture does not contain provisions that permit you to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third-party purchases all notes properly tendered and not withdrawn under its offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our or Cintas’ properties or assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under New York law, which governs the indenture. Accordingly, the ability of a holder of notes to require us to repurchase any notes as a result of a sale, lease, transfer, conveyance, or other disposition of less than all of our or Cintas’ properties or assets may be uncertain.

For purposes of each series of notes, the following definitions are applicable:

“Below Investment Grade Rating Event” means the applicable series of notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of such series of notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) in the equity interests of such Person, including without limitation, (i) with respect to a corporation, common stock, preferred stock and any other capital stock, (ii) with respect to a partnership, partnership interests (whether general or limited), and (iii) with respect to a limited liability company, limited liability company interests.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of Cintas No. 2’s and its subsidiaries’ properties or assets taken as a whole or all or substantially all of Cintas’ and its subsidiaries properties or assets taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to Cintas, Cintas No. 2 or a subsidiary guarantor, as the case may be;

(2)	the adoption of a plan relating to the liquidation or dissolution of Cintas No. 2 or Cintas;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than Cintas No. 2 or a subsidiary guarantor, as the case may be, becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of Cintas No. 2 or Cintas (for purposes of this clause (3), a Person shall be deemed to beneficially own the Voting Stock of a corporation that is beneficially owned (as defined above) by another corporation (a “parent corporation”) if such Person beneficially owns (as defined above) at least 50% of the aggregate voting power of all classes of Voting Stock of such parent corporation); or

(4)	the first day on which a majority of the members of the board of directors of Cintas are not Continuing Directors;

provided, that in connection with (a) the direct or indirect sale, transfer, conveyance or other disposition described in clause (1) above to Cintas, Cintas No. 2 or a subsidiary guarantor or (b) the consummation of any transaction described in clause (3) above with Cintas No. 2 or a subsidiary guarantor, all references in clauses (1) and (3) above to “Cintas No. 2” and “Cintas,” as applicable, shall henceforth be deemed to refer to the entity that acquires such properties or assets or the surviving entity of such merger or consolidation, as applicable.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Director” means, as of any date of determination, any member of the Cintas board of directors who:

(1)	was a member of the Cintas board of directors on the first date that any of the notes were issued; or

(2)	was nominated for election or elected to the Cintas board of directors with the approval of a majority of the directors in office at the time of such nomination or election (a) who were either members of the Cintas board of directors on the first date that any of the notes were issued or (b) whose nomination or election was so previously approved.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc.

“Person” means any individual, corporation, partnership, association, joint venture, trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by us (as certified by a resolution of our board of directors) which shall be substituted for S&P or Moody’s, or both, as the case may be.

“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of The McGraw Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any Person, the Capital Stock of such Person that is at the time entitled to vote generally in the election of the board of directors (or the equivalent) of such Person.

Further Issuances

We may from time to time, without the consent of existing holders, create and issue further notes of either series of notes being offered by this prospectus supplement, and such newly issued notes shall have the same interest rate, maturity and other terms as the applicable series of notes. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding notes of the applicable series.

Ranking

The notes will be senior unsecured debt of ours and will rank equally with all other existing and future senior unsecured debt of ours. The notes will effectively rank junior to any secured debt of ours, Cintas or any of the subsidiary guarantors to the extent of the assets securing such debt and to all debt and other liabilities of any subsidiary of Cintas other than the subsidiary guarantors. The guarantees are senior unsecured joint and several obligations of Cintas and each subsidiary guarantor and will rank equally with all other senior unsecured obligations of Cintas and each such guarantor.

At November 30, 2016, Cintas Corporation had no secured debt or senior unsecured debt other than guarantees of the debt of Cintas No. 2. At November 30, 2016, Cintas No. 2 had no secured debt and $1,116.0 million of unsecured debt. At November 30, 2016, Cintas’ subsidiary guarantors and Cintas’ other subsidiaries had no secured debt and no senior unsecured debt, other than, with respect to the subsidiary guarantors, guarantees of the debt of Cintas No. 2. See also Note 7 to the unaudited consolidated condensed financial statements of Cintas incorporated by reference into this prospectus supplement.

Guarantees

Cintas and the subsidiary guarantors fully and unconditionally guarantee, jointly and severally, on a senior unsecured basis, to each holder and the trustee, the full and prompt performance of our obligations under the indenture and the notes of either series, including the payment of principal of and premium, if any, and interest on the notes. The subsidiary guarantors consist of all of the direct and indirect wholly-owned subsidiaries of Cintas that are guarantors of our revolving credit facility organized in any jurisdiction in the United States, which we refer to as domestic subsidiaries, subject to release as described below.

Each subsidiary guarantee will be limited to an amount not to exceed the maximum amount that may be guaranteed by the applicable subsidiary guarantor without rendering that guarantee, as it relates to that subsidiary guarantor, voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

We and Cintas have agreed in the indenture to cause (i) any future domestic Significant Subsidiary, at the time it becomes a direct or indirect wholly-owned subsidiary of Cintas, and (ii) any present or future subsidiary of Cintas, that is not otherwise a subsidiary guarantor of the notes, that becomes a guarantor under any credit agreement, in each case, to become a subsidiary guarantor under the indenture with respect to the notes.

Upon the sale or disposition (by merger or otherwise) of any subsidiary guarantor by Cintas or by any subsidiary of Cintas to any person that is not an affiliate of Cintas, such subsidiary guarantor will automatically be released from all obligations under its guarantee; provided, that such release shall occur if and only to the extent that all obligations of such subsidiary guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, indebtedness of us, Cintas or any subsidiary of Cintas also terminate upon such sale or disposition. In addition, at any time, upon our request and without the consent of the holders of the notes of either series, any subsidiary guarantor (other than a Significant Subsidiary) may be released from all obligations under its guarantee; provided, that such release shall occur if and only to the extent that all obligations of such subsidiary guarantor under all of its guarantees of the indebtedness of us, Cintas or any other subsidiary of Cintas also terminate at the time of such release.

Certain Covenants

Except as set forth herein, neither we, Cintas or any other subsidiary of Cintas are restricted by the indenture from incurring any type of indebtedness or other obligation, from selling all or substantially all of the assets of a subsidiary, from paying dividends or making distributions on our or their capital stock or purchasing or redeeming our or their capital stock.

Limitations on Liens

The indenture provides that we and the guarantors will not, and will not permit any Subsidiary to, create, assume, incur or suffer to exist any Lien other than Permitted Liens, the exempted Liens and sale-leaseback transactions described below upon any Principal Property or upon any shares of Capital Stock or Debt of any Subsidiary owning or leasing any Principal Property, whether owned or leased on the date of the indenture or thereafter acquired, to secure any Debt incurred or guaranteed by us, the guarantors or any Subsidiary (other than the notes), without in any such case making effective provision whereby all of the notes outstanding (together with, if we so determine, any other Debt or guarantee thereof by us or the guarantors ranking equally with the notes) shall be secured equally and ratably with, or prior to, such Debt so long as such Debt shall be so secured.

Restriction on Sale-Leasebacks

The indenture provides that, except as described below under “—Exempted Liens and Sale-Leaseback Transactions,” we and the guarantors will not, and will not permit any Subsidiary to, engage in the sale or transfer by us, the guarantors or any Subsidiary of any Principal Property to a person (other than Cintas or a Subsidiary) and the taking back by Cintas or any Subsidiary, as the case may be, of a lease of such Principal Property, unless:

(1)	such sale-leaseback transaction involves a lease for a period, including renewals, of not more than three years; or

(2)	we, the guarantors or such Subsidiary, within a one-year period after such sale-leaseback transaction, apply or cause to be applied an amount not less than the net proceeds from such sale-leaseback transaction to the prepayment, repayment, redemption, reduction or retirement (other than pursuant to any mandatory sinking fund, redemption or prepayment provision) of Funded Debt.

Exempted Liens and Sale-Leaseback Transactions

Notwithstanding the foregoing restrictions on Liens and sale-leaseback transactions, the indenture provides that we and the guarantors may, and may permit any Subsidiary to, create, assume, incur, or suffer to exist any Lien other than a Permitted Lien upon any Principal Property or upon any shares of Capital Stock or Debt of any Subsidiary owning or leasing any Principal Property to secure Debt incurred or guaranteed by Cintas or any Subsidiary (other than the notes) or effect any sale-leaseback transaction of a Principal Property that is not excepted by clauses (1) or (2) of the paragraph under “—Restriction On Sale-Leasebacks” above without equally and ratably securing the notes provided that, after giving effect thereto, the aggregate principal amount of outstanding Debt (other than the notes) secured by Liens other than Permitted Liens upon Principal Property and/or upon such shares of Capital Stock or Debt plus the Attributable Debt from sale-leaseback transactions of Principal Property not so excepted, do not exceed 15% of Consolidated Net Worth.

Certain Definitions

Certain terms used in this section “Description of the Notes” and not previously defined are defined in the indenture as follows:

“Attributable Debt” means, as to any particular lease at any date as of which the amount thereof is to be determined, the total net amount of rent (discounted from the respective due dates thereof at the rate per annum set forth or implicit in the terms of such lease, compounded semiannually) required to be paid by the lessee under such lease during the remaining term thereof. The net amount of rent required to be paid under any such lease for any such period shall be the total scheduled amount of the rent payable by the lessee with respect to such period, but may exclude amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated).

“Consolidated Net Worth” means at any time the consolidated stockholders’ equity of Cintas and its Subsidiaries calculated on a consolidated basis as of such time.

“Debt” means indebtedness for borrowed money.

“Funded Debt” means Debt having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the obligor.

“GAAP” with respect to any computation required or permitted under the indenture means generally accepted accounting principles in the United States of America at the date or time of such computation.

“Lien” means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

“Permitted Liens” means:

(1)	Liens for taxes, assessments or governmental charges or levies on property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP.

(2)	Liens imposed by law, such as landlord’s, carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business that secure payment of obligations not more than 60 days past due or that are being contested in good faith by appropriate proceedings, and for which adequate reserves have been set aside in accordance with GAAP.

(3)	Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation (other than Liens in favor of the Pension Benefit Guaranty Corporation) or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases or subleases to which we, Cintas or any other subsidiary of Cintas is a party, or deposits to secure public or statutory obligations of us, Cintas or any other subsidiary of Cintas or deposits of cash or United States government bonds to secure surety or appeal bonds to which we, Cintas or any other subsidiary of Cintas is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business.

(4)	Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and that do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Cintas or its subsidiaries.

(5)	Liens existing on the date of the original issuance of the notes, provided that no increase in the principal amount secured thereby is permitted.

(6)	Liens on property or assets of any Person existing at the time such Person becomes a subsidiary or is merged with or into or consolidated with us, Cintas or any other subsidiary of Cintas, or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to us, Cintas or any other subsidiary of Cintas or arising thereafter pursuant to contractual commitments entered into prior to and not in contemplation of such Person becoming a Subsidiary and not in contemplation of any such merger or consolidation or any such sale, lease or other disposition; provided that such Liens shall not extend to our property or assets or any other property or assets of Cintas or any other subsidiary of Cintas.

(7)	Liens on our property or assets or any other property or assets of Cintas or any other subsidiary of Cintas existing at the time of acquisition thereof (including acquisitions through merger or consolidation); provided that such Liens were in existence prior to and were not created in contemplation of such acquisition and shall not extend to our property or assets or any other property or assets of Cintas or any other subsidiary of Cintas.

(8)	Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses; provided, however, that the principal amount of Debt so secured thereby shall not exceed the principal amount of Debt so secured prior to such extension, renewal or replacement and that such extension, renewal or replacement Lien shall be limited to all or a part of the assets that secured the Lien so extended, renewed or replaced (plus improvements and construction on such real property).

“Principal Property” means, whether owned or leased on the date of the indenture or thereafter acquired, each manufacturing or processing plant or facility of ours, any guarantor or any of their respective subsidiaries located in the United States of America.

“Significant Subsidiary” means at any date of determination, any Subsidiary of Cintas that, together with its Subsidiaries, (i) for Cintas’ most recent fiscal quarter, accounted for more than 15% of the consolidated revenues of Cintas and its subsidiaries or (ii) as of the end of such fiscal quarter, was the owner of more than 25% of the consolidated assets of Cintas.

“Significant Subsidiary Guarantor” means any subsidiary guarantor that is a Significant Subsidiary.

“Subsidiary” means any corporation, limited liability company or other business entity of which more than 50% of the total voting power of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof or any partnership of which more than 50% of the partnership interests (considering all general and limited partnership interests as a single class) is, in each case, at the time owned or controlled, directly or indirectly, by Cintas, one or more of the Subsidiaries of Cintas, or combination thereof.

Merger, Consolidation or Sale of Assets

The indenture provides that Cintas may not, and will not permit any Subsidiary, including us, to consolidate with or merge with or into, or sell, lease, convey all or substantially all of its assets to, another Person unless:

(1)	in the case of Cintas or Cintas No. 2, the resulting, surviving or transferee Person is either Cintas, or, as the case may be, Cintas No. 2, or is a corporation organized and existing under the laws of the United States, any state or the District of Columbia and assumes by supplemental indenture all of Cintas’ or our obligations, as the case may be, under the indenture and the guarantee or the notes, as the case may be;

(2)	subject to satisfaction of the conditions to release described under “—Guarantees” above, in the case of a Significant Subsidiary Guarantor, the resulting, surviving or transferee Person is Cintas, Cintas No. 2 or another subsidiary guarantor, or any other Person assumes by supplemental indenture all of such Significant Subsidiary Guarantor’s obligations under the indenture and the guarantee of the notes;

(3)	subject to satisfaction of the conditions to release described under “—Guarantees” above, in the case of a Subsidiary other than a Significant Subsidiary Guarantor, in any such transaction involving Cintas, Cintas No. 2 or a subsidiary guarantor, Cintas, Cintas No. 2 or the subsidiary guarantor, as the case may be, is the resulting surviving or transferee Person;

(4)	immediately after giving effect to the transaction, no Event of Default, or event that with notice or lapse of time, or both, would be an Event of Default, has occurred and is continuing;

(5)	the guarantees shall remain in full force and effect (subject to release in accordance with the conditions described under “—Guarantees” above); and

(6)	an officers’ certificate and legal opinion covering these conditions shall be delivered to the trustee.

The successor will be substituted, if applicable, for the applicable party to the indenture with the same effect as if it had been an original party to the indenture. Thereafter, the successor may exercise the rights and powers of such party under the indenture.

Events of Default

Each of the following will be an Event of Default under the indenture with respect to each applicable series of notes:

(1)	default in any payment of interest on any note of such series when due, continued for 30 days;

(2)	default in the payment of principal of or premium, if any, on any note of such series when due at its stated maturity, upon optional redemption, upon mandatory redemption, upon declaration or otherwise;

(3)	failure by us or any guarantor to comply for 60 days after notice with the other agreements contained in the indenture or the notes of such series;

(4)	any guarantee in respect of the notes of such series by Cintas or a Significant Subsidiary Guarantor shall for any reason cease to be, or be asserted in writing by any guarantor thereof or us not to be, in full force and effect, and enforceable in accordance with its terms (other than by reason of the termination of the indenture or the release of any such guarantee in accordance with the terms of the indenture); provided, however, that if we or any guarantor asserts in writing that any such guarantee is not in full force and effect and enforceable in accordance with its terms, such assertion shall not constitute an Event of Default for purposes of this paragraph if (i) such written assertion is accompanied by an opinion of counsel to the effect that, as a matter of law, the defect or defects rendering such guarantee unenforceable can be remedied within 10 days of the date of such assertion, (ii) we or such guarantor delivers an officers’ certificate to the effect that we or such guarantor represents that such defect or defects shall be so remedied within such 10-day period, and (iii) such defect or defects are in fact so remedied within such 10-day period; provided, that any reduction in the maximum amount of any such guarantee as a result of fraudulent conveyance or similar law shall not be deemed an Event of Default; and

(5)	certain events of bankruptcy, insolvency or reorganization of us, Cintas or any Significant Subsidiary Guarantor.

However, a default under clause (3) of this paragraph will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding notes of such series notify us and the guarantors, by registered or certified mail, of the default and such default is not cured within the time specified in clause (3) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (5) above) occurs and is continuing, the trustee by written notice to us or the holders of at least 25% in principal amount of the outstanding notes of each applicable series by written notice to us and the trustee, may, and the trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the notes of such series to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an Event of Default described in clause (5) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the notes of such series will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. The holders of a majority in aggregate principal amount of the outstanding notes of such series may waive all past defaults (except with respect to nonpayment of principal, premium or interest and certain other defaults which require the consent of each noteholder affected) and rescind any such acceleration with respect to the notes of such series and its consequences so long as a judgment or decree for payment of the money due has not been obtained by the trustee and all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes of such series that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing with respect to each applicable series of notes, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the indenture or the notes of such series unless:

●	such holder has previously given the trustee notice that an Event of Default is continuing;

●	holders of not less than 25% in principal amount of the outstanding notes of such series have requested the trustee in writing to pursue the remedy;

●	such holders have offered the trustee reasonable security or indemnity against any cost, liability or expense;

●	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

●	the holders of a majority in principal amount of the outstanding notes of such series have not given the trustee a direction that is inconsistent with such written request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes of each applicable series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The holders of any note, however, will have an absolute right to receive payment of the principal of, and premium, if any, and interest on, such note as expressed therein and to institute suit for the enforcement of such payment.

The indenture provides that if a default occurs and is continuing with respect to the notes of each applicable series, the trustee must deliver (or, in the case of DTC with respect to any global note, send electronically) to each holder of notes of such series notice of the default within 90 days after the occurrence of any default or, if later, within 30 days after the trustee has actual notice of such default; provided that in the case of any default of the character specified in clause (3) above, no such notice to holders shall be given until at least 30 days after the occurrence thereof. Except in the case of a default in the payment of principal of, premium, if any, or interest on any note, the trustee may withhold notice if the trustee determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a statement indicating whether the signers thereof know of any default that occurred during the previous year.

Modification, Amendments and Waivers

Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of a majority in principal amount of the notes of any applicable series affected by the modification or amendment then outstanding under the indenture (including consents obtained in connection with a tender offer or exchange offer for the notes of such series). However, without the consent of each holder of an outstanding note of such series affected, no amendment may, among other things:

●	reduce the amount of notes whose holders must consent to an amendment;

●	reduce the stated rate of or extend the stated time for payment of interest on any note;

●	reduce the principal of or change the stated maturity of any note;

●	reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed;

●	make any note payable in money other than that stated in the note;

●	modify or affect in any manner adverse to holders the terms and conditions of the obligations of the guarantors in respect of the due and punctual payment of principal of, or premium, if any, or interest on the notes;

●	impair the right of any holder or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

●	make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.

The holders of a majority in aggregate principal amount of the outstanding notes of any applicable series, on behalf of all holders of notes of such series, may waive compliance by the guarantors or us with certain restrictive provisions of the indenture. The holders of a majority in aggregate principal amount of the notes of such series, on behalf of all holders of notes of such series, may waive any past default under the indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the notes of such series), except a default in the payment of principal, premium or interest or a default in respect of a provision that under the indenture that cannot be modified or amended without the consent of the holder of each note of such series that is affected.

Without the consent of any holder, the trustee and we may amend the indenture to among other things:

●	cure any ambiguity, omission, defect or inconsistency or to make any other provisions with respect to matters or questions arising under the indenture that will not adversely affect the interests of the holders of any notes in any material respect;

●	provide for the assumption by a successor of our or a guarantor’s obligations under the indenture;

●	provide for a successor trustee with respect to the notes;

●	add additional guarantees with respect to the notes;

●	add any additional Events of Default;

●	secure the notes;

●	add to the covenants of the guarantors or us for the benefit of the holders or surrender any right or power conferred upon the guarantors or us;

●	make any change that does not adversely affect the rights of any holder; or

●	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to deliver or send to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

Discharge, Defeasance and Covenant Defeasance

We may discharge certain obligations to holders of any applicable series of notes that have not already been delivered to the trustee for cancellation and that either have become due and payable or will be come due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee, in trust, funds in an amount sufficient to pay the entire indebtedness of the notes of such series respect of principal and interest to the date of such deposit (if such notes have become due and payable) or to the stated maturity or redemption date, as the case may be.

The indenture provides that we may elect either (i) to defease and discharge ourselves and the guarantors from any and all obligations with respect to any applicable series of notes (except for the obligations to register the transfer or exchange of the notes of such series, to replace mutilated, destroyed, lost or stolen notes, to compensate and reimburse the trustee, to maintain an office or agency in respect of the notes and to hold moneys for payment in trust) (“defeasance”) or (ii) to release ourselves and the guarantors from the obligations with respect to the notes of such series under the provisions of the indenture described under “—Certain Covenants—Limitations on Liens” and “—Certain Covenants—Restriction on Sale-Leasebacks,” and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to the notes of such series (“covenant defeasance”), in either case upon the irrevocable deposit by us or the guarantors with the trustee, in trust, of cash or Government Obligations (as defined below), or both, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and premium, if any, and interest on the notes of such series on the scheduled due dates thereof.

Such a trust may only be established if, among other things, we have delivered to the trustee a legal opinion to the effect that the holders of the notes of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such legal opinion, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax laws occurring after the date of the issuance of the notes of such series.

“Government Obligations” means securities which are (i) direct obligations of the United States of America or the other government or governments in the confederation which issued the foreign currency in which the principal of or any premium or interest on such security or any additional amounts in respect thereof shall be payable, in each case where the payment or payments thereunder are supported by the full faith and credit of such government or governments or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such other government or governments, in each case where the timely payment or payments thereunder are unconditionally guaranteed as a full faith and credit obligation by the United States of America, or such other government or governments, and which, in the case of (i) or (ii), are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or other amount with respect to any such Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of or other amount with respect to the Government Obligation evidenced by such depositary receipt.

Concerning the Trustee

U.S. Bank National Association, as successor trustee to Wachovia Bank, National Association, is the trustee under the indenture, and we have also appointed U.S. Bank as registrar and paying agent with regard to the notes. U.S. Bank National Association also serves as the trustee with respect to our 6.125% senior notes due 2017, our 4.3% senior notes due 2021, our 3.25% senior notes due 2022 and our 6.15% senior notes due 2036.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry Settlement Procedures and Form

The Global Notes

The notes will be issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”).

Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants. Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, or DTC participants, including Euroclear and Clearstream, or persons who hold interests through DTC participants.

DTC has advised us that it is:

●	a limited-purpose trust company organized under the New York Banking Law;

●	a “banking organization” within the meaning of the New York Banking Law;

●	a member of the Federal Reserve System;

●	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

●	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic computerized book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

We expect that pursuant to procedures established by DTC, upon the deposit of the global notes with DTC, DTC will credit on its book entry registration and transfer system the principal amount of notes represented by such global notes to the accounts of participants. Ownership of beneficial interests in the global notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global notes will be shown on and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the global note other than participants). All interests in a global note deposited with DTC are subject to the procedures and requirements of DTC.

So long as DTC’s nominee is the registered holder of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

●	will not be entitled to have notes represented by the global note registered in their names;

●	will not receive or be entitled to receive physical, certificated notes; and

●	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we, the guarantors nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC. Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

DTC has agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, DTC is not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither the guarantors, the trustee nor we will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing their operations.

We expect that DTC (or its nominee), upon receipt of any payment of principal of, premium, if any, or interest on the global notes will credit the accounts of their relevant participants or account holders, as applicable, with payments in amounts proportionate to their respective beneficial interests in the principal amount of the applicable global note as shown on the records of DTC (or its nominee). We also expect that payments by participants or indirect participants or account holders, as applicable, to owners of beneficial interests in the global notes held through such participants or indirect participants or account holders will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants or account holders, as applicable. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global notes for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants, or the relationship between such participants or indirect participants, and the owners of beneficial interests in the global notes owning through such participants.

All amounts payable under the notes will be payable in U.S. dollars, except as may otherwise be agreed between any applicable securities clearing system and any holders. Payments will be subject in all cases to any fiscal or other laws and regulations (including any regulations of any applicable securities clearing system) applicable thereto. None of the trustee, us, a guarantor or any of their respective agents shall be liable to any holder of a global note or other person for any commissions, costs, losses or expenses in relation to or resulting from any currency conversion or rounding effected in connection therewith. Investors may be subject to foreign exchange risks that may have important economic and tax consequences to them.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

●	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

●	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

●	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

●	an Event of Default as provided in the indenture with respect to the notes of either series should occur and be continuing and the holders of at least a majority in principal amount of the outstanding notes of such series have requested definitive notes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material U.S. federal income tax consequences to holders relating to the purchase, ownership and disposition of the notes issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This summary deals only with notes that are held as capital assets (generally, property held for investment) by holders that purchase the notes for cash pursuant to this offering at their initial offering price (the first price at which a substantial amount of the notes are sold to purchasers for cash other than bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers). This section is based upon the Internal Revenue Code of 1986, as amended (the “Code”), judicial decisions, final, temporary and proposed Treasury Regulations, published rulings and other administrative pronouncements as of the date of this offering memorandum, changes to any of which subsequent to the date of this offering memorandum may affect the tax consequences described herein, possibly with retroactive effect. This section does not apply to holders that are subject to special rules, including:

●	a dealer in securities;

●	a trader in securities that elects to use a mark-to-market method of accounting for such trader’s securities holdings;

●	a broker;

●	a tax-exempt entity;

●	an insurance company;

●	a person that holds notes as part of a straddle, hedge, conversion or other integrated transaction;

●	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

●	a U.S. Holder (as defined below) who holds the notes through a non-U.S. broker or other non-U.S. intermediary;

●	a bank or other financial institution;

●	a regulated investment company;

●	a real estate investment trust;

●	a pension fund;

●	a former citizen or permanent resident of the United States;

●	a controlled foreign corporation;

●	a passive foreign investment company;

●	a partnership or other pass-through entity or investor therein; and

●	a holder subject to the alternative minimum tax.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of notes that is, or is treated as, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized in the United States or under the laws of the United States or any subdivision thereof;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of notes (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder. If any entity, domestic or foreign, treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership.

Please consult your own tax advisor as to the particular tax consequences to you of purchasing, holding and disposing of notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

Additional Amounts

In certain circumstances (see “Description of the Notes —Offer to Repurchase Upon a Change of Control Repurchase Event” and “Description of the Notes—Special Mandatory Redemption”), we may be obligated to pay amounts in excess of stated interest or principal on the notes. According to the applicable Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not cause the notes to be treated as contingent payment debt instruments if, as of the date the notes were issued, such possibility is “remote” or is considered to be “incidental.” We intend to take the position that the possibility of the prospective payment of such additional amounts is a “remote” and/or “incidental” contingency, and this discussion assumes that our position will be respected. Therefore, we do not intend to treat the notes as contingent payment debt instruments. Our determination that these contingencies are remote and/or incidental is binding on a holder subject to U.S. federal income tax unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the Internal Revenue Service (“IRS”), and if the IRS were to challenge this determination, a holder subject to U.S. federal income tax might be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies.

Consequences to U.S. Holders

Interest

It is anticipated, and this discussion assumes, that the notes will not be issued with original issue discount. Payments of stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of Notes

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less any portion allocable to accrued and unpaid interest, which will be taxable as interest) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the U.S. Holder’s cost therefor. This gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Surtax on Net Investment Income

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% surtax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold. A U.S. Holder’s net investment income generally will include its gross interest income and its net gains from the disposition of the notes, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate, or trust, you are urged to consult your tax advisors regarding the applicability of the surtax to your income and gains in respect of your investment in the notes.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments of interest and the proceeds of certain sales, exchanges and other taxable dispositions (including retirements or redemptions) of notes unless you are an exempt recipient. Backup withholding (currently at a rate of 28%) will apply to such payments if you are a United States person (within the meaning of the Code) and you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the IRS that payments to you are subject to backup withholding or if you otherwise fail to comply with the applicable backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis.

Consequences to Non-U.S. Holders

Interest

Subject to the discussion below concerning backup withholding and the discussion below concerning FATCA, payments of interest on a note to Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax, provided that the holder certifies its nonresident status as described below, and:

●	such payments are not effectively connected with such holder’s conduct of a U.S. trade or business (or, if an applicable income tax treaty requires, are not attributable to a “permanent establishment” or “fixed base” maintained by the Non-U.S. Holder in the U.S.);

●	such holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury Regulations; and

●	such holder is not a controlled foreign corporation that is related, directly or indirectly, to us and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business.

A Non-U.S. Holder can meet the certification requirement by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or appropriate successor form), to us or our paying agent prior to the payment. If the Non-U.S. Holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The Non-U.S. Holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

If the Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to U.S. federal withholding tax at a rate of 30% unless a tax treaty applies or the interest payments are effectively connected with the conduct of a U.S. trade or business (as discussed below). If a tax treaty applies to you, you may be eligible for a reduced rate of withholding. In order to claim any exemption from or reduction in the 30% withholding tax, a Non-U.S. Holder generally must provide a properly executed (i) IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or appropriate successor form), claiming a reduction of or an exemption from withholding under an applicable tax treaty or (ii) IRS Form W-8ECI (or appropriate successor form) stating that such payments are not subject to withholding tax because they are effectively connected with the holder’s conduct of a trade or business in the United States.

The certifications described above must be provided prior to the payment of interest and must be updated periodically. Non-U.S. Holders that do not timely provide the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Interest Effectively Connected with a U.S. Trade or Business

If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of such trade or business, a Non-U.S. Holder will be subject to U.S. federal income tax (but not withholding tax, assuming a properly executed Form W-8ECI or suitable substitute has been provided) on such interest on a net income basis generally in the same manner as if the holder was a U.S. person, unless an applicable income tax treaty provides otherwise. In addition, a corporate Non-U.S. Holder may be subject to a 30% branch profits tax (or applicable lower tax treaty rate, provided certain certification requirements are met) on such effectively connected interest (as adjusted for certain items).

Sale or Other Taxable Disposition of Notes

Except as described below and subject to the discussion below on backup withholding and the discussion below concerning FATCA, any gain or income realized on the sale, exchange, redemption, retirement or other taxable disposition of a note generally will not be subject to U.S. federal income tax unless:

●	such gain or income is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an applicable income tax treaty requires, is attributable to a “permanent establishment” or “fixed base” maintained by the Non-U.S. Holder in the U.S.); or

●	such gain or income is realized by an individual Non-U.S. Holder who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

To the extent that the amount realized on a sale, exchange, redemption, retirement or other taxable disposition of the notes is attributable to accrued but unpaid interest on the notes, this amount generally will be treated in the same manner as described under the heading “Consequences to Non-U.S. Holders —Interest,” above.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Generally, information returns will be filed with the IRS in connection with payments of interest on the notes and proceeds from the sale, exchange or other taxable disposition (including a retirement or redemption) of the notes. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

If you are a Non-U.S. Holder, you may be subject to backup withholding of tax on payments of interest and, depending on the circumstances, the proceeds of a sale or other taxable disposition (including a retirement or redemption) unless you comply with certain certification procedures to establish that you are not a United States person (within the meaning of the Code) or you are otherwise exempt from backup withholding. The certification procedures required to claim an exemption from withholding of tax on interest described above generally will satisfy the certification requirements necessary to avoid backup withholding as well.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis. You are urged to consult your own tax advisor regarding the application of backup withholding rules in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

FATCA

Pursuant to the Foreign Account Tax Compliance Act (“FATCA”) foreign financial institutions (which term includes most foreign banks, hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities generally must comply with certain information reporting rules with respect to their U.S. account holders and investors or confront a withholding tax on U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). A foreign financial institution or such other foreign entity that does not comply with the FATCA reporting requirements generally will be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source interest) and also include the entire gross proceeds from the sale or other disposition of any debt instruments of U.S. issuers, even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). Under the applicable final Treasury Regulations, withholding under FATCA generally will apply to payments of U.S.-source interest on the notes, although withholding will be deferred until January 1, 2019 for gross proceeds from dispositions of the notes. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

We will not pay any additional amounts to Non-U.S. Holders in respect of any amounts withheld, including amounts withheld as a result of FATCA. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

The preceding discussion of material United States federal income tax consequences is general information only and is not tax advice. Accordingly, you should consult your own tax advisor as to the particular tax consequences to you of purchasing, holding or disposing of notes, including the applicability and effect of any state, local or non-U.S. tax laws, and of any changes or proposed changes in applicable law.

CERTAIN ERISA CONSIDERATIONS

The following summary regarding certain aspects of the United States Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” and the Code is based on ERISA and the Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus supplement. This summary is general in nature and does not address every issue pertaining to ERISA that may be applicable to us, the notes or a particular investor. Accordingly, each prospective investor, including plan fiduciaries, should consult with his, her or its own advisors or counsel with respect to the advisability of an investment in the notes, and potentially adverse consequences of such investment, including, without limitation, certain ERISA-related issues that affect or may affect the investor with respect to this investment and the possible effects of changes in the applicable laws.

ERISA and the Code impose certain requirements on employee benefit plans that are subject to Title I of ERISA, plans subject to Section 4975 of the Code and entities that are deemed to hold the assets of such plans (each such employee benefit plan, plan or entity, a “Plan”) and on those persons who are “fiduciaries” with respect to Plans. In considering an investment of the assets of a Plan subject to Title I of ERISA in the notes, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the Plan. A fiduciary must act prudently and must diversify the investments of a Plan subject to Title I of ERISA so as to minimize the risk of large losses, as well as discharge its duties in accordance with the documents and instruments governing such Plan. In addition, ERISA generally requires fiduciaries to hold all assets of a Plan subject to Title I of ERISA in trust and to maintain the indicia of ownership of such assets within the jurisdiction of the district courts of the United States. A fiduciary of a Plan subject to Title I of ERISA should consider whether an investment in the notes satisfies these requirements.

An investor who is considering acquiring the notes with the assets of a Plan must consider whether the acquisition and holding of the notes will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Code prohibit certain transactions that involve a Plan and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to such Plan. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the notes) or extensions of credit between a Plan and a party in interest or disqualified person. Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code generally prohibit a fiduciary with respect to a Plan from dealing with the assets of the Plan for its own benefit (for example when a fiduciary of a Plan uses its position to cause the Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration).

ERISA and the Code contain certain exemptions from the prohibited transactions described above, and the Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers; Department of Labor Prohibited Transaction Class Exemption (“PTCE”) 95-60, applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions will be available with respect to the acquisition of the notes, even if the specified conditions are met. Under ERISA and Section 4975 of the Code, excise taxes or other liabilities may be imposed on parties in interest or disqualified persons who participate in non-exempt prohibited transactions (other than a fiduciary acting only as such).

In addition, because the acquisition and holding of the notes may be deemed to involve an extension of credit or other transaction between a Plan and a party in interest or disqualified person, the notes may not be purchased or held by any Plan, or any person investing plan assets of any such Plan, if we or any of our affiliates (a) has investment or administrative discretion with respect to the assets of the Plan used to effect such purchase; (b) has the authority or responsibility to give, or regularly gives, investment advice with respect to such assets, for a fee and pursuant to an agreement or understanding that such advice (1) will serve as a primary basis for investment decisions with respect to such assets, and (2) will be based on the particular investment needs of such Plan; or (c) unless one of the above exemptions applies, is an employer maintaining or contributing to such Plan.

As a general rule, a governmental plan, as defined in Section 3(32) of ERISA (a “Governmental Plan”), a church plan, as defined in Section 3(33) of ERISA, that has not made an election under Section 410(d) of the Code (a “Church Plan”) and non-U.S. plans, as described in Section 4(b)(4) of ERISA are not subject to the requirements of ERISA or Section 4975 of the Code. Accordingly, assets of such plans may be invested without regard to the fiduciary and prohibited transaction considerations described above. Although a Governmental Plan, a Church Plan or a non-U.S. plan is not subject to ERISA or Section 4975 of the Code, it may be subject to other United States federal, state or local laws or regulations or non-United States laws or regulations that regulate its investments and are similar to Title I of ERISA or Section 4975 of the Code (a “Similar Law”). A fiduciary of a Government Plan, a Church Plan or a non-U.S. plan should make its own determination as to the requirements, if any, under any Similar Law applicable to the acquisition of the notes.

The notes may be acquired by a Plan, and any person investing “plan assets” of any Plan or by a Governmental Plan, a Church Plan or a non-U.S. plan, but only if the acquisition will not result in a non-exempt prohibited transaction under Section  406 of ERISA or Section 4975 of the Code or a violation of Similar Law. Therefore, any investor in the notes will be deemed to represent and warrant that (a) it is not (i) a Plan, (ii) a Governmental Plan, (iii) a Church Plan or (iv) a non-U.S. plan, (b) it is a Plan and the acquisition and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or (c) it is a Governmental Plan, a Church Plan or a non-U.S. plan that is not subject to ERISA or Section 4975 of the Code and the acquisition and holding of the notes will not result in a violation under any Similar Law.

This offer is not a representation by us or the underwriters that an acquisition of the notes meets all legal requirements applicable to investments by Plans, Governmental Plans, Church Plans or non-U.S. plans or that such an investment is appropriate for any particular Plan, Governmental Plan, Church Plan or non-U.S. plan.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement by and among KeyBanc Capital Markets Inc. and J.P. Morgan Securities LLC, as representatives for the underwriters named in the agreement, and us, Cintas Corporation and the subsidiary guarantors, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes set forth opposite its name in the table below.

Underwriter	Principal Amount of Notes	Principal Amount of Notes
J.P. Morgan Securities LLC	$	$
KeyBanc Capital Markets, Inc.
Total	$	$

Under the terms of the underwriting agreement, the underwriters are committed to purchase all of the notes if any notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriting agreement provides that the underwriters’ obligations to purchase the notes depend on the satisfaction of the conditions contained in the underwriting agreement. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents.

The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover of this prospectus supplement.

Any notes sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to          % of the principal amount of each          note and up to          % of the principal amount of each          note. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the public offering price up to          % of the principal amount of the          notes and up to          % of the principal amount of the          notes. After the initial offering of the notes, the underwriters may change the offering prices.

The following table shows the underwriting discounts and commissions that we will pay to the underwriters.

Paid by Cintas
Per Notes		%
Note total	$
Per Notes		%
Note total	$
Total	$

We estimate that the total expenses related to this offering payable by us, excluding underwriting discounts and commissions, will be approximately $1.5 million.

In connection with this offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves sales of notes in excess of the principal amount of notes to be purchased by the underwriters in this offering, which creates a short position for the underwriters. Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Neither we nor the underwriters make any representation or prediction as to the effect the transactions described above may have on the price of the notes. Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist on the open market in the absence of these transactions. If the underwriters commence any of these transactions, they may discontinue them without notice at any time.

The notes will not be listed on any securities exchange.

The underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our or our affiliates’ securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. On September 26, 2016, the Issuer entered into an Amended and Restated Credit Agreement that increased the capacity of the revolving credit facility from $450 million to $600 million and added a $250 million term loan facility. The $150 million increase in the revolving credit facility will take effect on the earlier date of the consummation of the Acquisition or the date the Merger Agreement is validly terminated. The term loan facility shall only be funded upon the consummation of the Acquisition. The additional term loans and additional revolving loans will be provided by a syndicate of banks and other financial institutions, including the underwriters or their affiliates, with KeyBank National Association, an affiliate of one of the underwriters, acting as a joint lead arranger and administrative agent. J.P. Morgan Securities LLC acts as a joint lead arranger of, and its affiliate, JPMorgan Chase Bank, N.A., is the syndication agent and a lender under, the Amended and Restated Credit Agreement. J.P. Morgan Securities LLC acts as a joint lead arranger of, and its affiliate, JPMorgan Chase Bank, N.A., is the syndication agent and a lender under, the Amended and Restated Credit Agreement. These entities have received, and will continue to receive, customary fees for their services in such capacities. In addition, affiliates of KeyBank Capital Markets Inc. and J.P. Morgan Securities LLC have also agreed to provide interim financing pursuant to the Bridge Facility in the amount of up to $1.9 billion to certain subsidiaries of Cintas subject to customary closing conditions. Such underwriters and/or their respective affiliates received customary fees in connection with the Bridge Facility commitment and will receive additional customary fees to the extent loans are issued under the Bridge Facility. These bridge commitments will be reduced by an amount equal to the aggregate gross proceeds of this offering.

In addition, an affiliate of J.P. Morgan Securities LLC is a lender under G&K Services’ Unsecured Revolver, which will be repaid in connection with the closing of the Acquisition, and therefore will receive a portion of the proceeds of the notes offered hereby.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, if any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document and any other material in relation to the notes described herein are being distributed only to, and are directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (within the meaning of Article 2(i)(e) of the Prospectus Directive and Section 86(7) of the Financial Services and Markets Act 2000, the “FSMA”) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, the “Order” or (ii) who are high net worth companies falling within Article 49(2)(a) to (d) of the Order or (iii) who are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may be communicated in circumstances in which Section 21(1) of the FSMA does not apply to Cintas No. 2 (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the notes in the United Kingdom within the meaning of the FSMA.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject to the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Dealer or Dealers nominated by the Issuer for any such offer; or
C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require the Issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor the accompany prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act (Act No. 25 of 1948, as amended), the FIEA. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the laws of Hong Kong), or which do not constitute an offer to the public within the meaning thereof. No advertisement, invitation or document relating to the notes has been or may been issued or has been or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

Jones Day will pass upon the validity of the notes. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by Cahill Gordon & Reindel llp.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm for Cintas, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended May 31, 2016, and the effectiveness of our internal control over financial reporting as of May 31, 2016, as set forth in their reports, which are incorporated by reference in this prospectus supplement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements and schedules of G&K Services, Inc. as of July 2, 2016 and June 27, 2015, and for each of the fiscal years in the three-year period ended July 2, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of July 2, 2016 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP has not examined, compiled or otherwise applied procedures to the pro forma financial information incorporated by reference herein and, accordingly, does not express an opinion or any other form of assurance on it.

Cintas Corporation No. 2

Senior Debt Securities

Payment of Principal, Premium, if any, and Interest Unconditionally Guaranteed,

Jointly and Severally, by Cintas Corporation and Certain Subsidiary Guarantors

Cintas Corporation No. 2 may from time to time issue senior debt securities, which we refer to as the debt securities, guaranteed by Cintas Corporation and certain subsidiaries of Cintas Corporation. We will provide in one or more accompanying prospectus supplements the specific terms of the debt securities. We may sell the debt securities to or through underwriters and also to other purchasers or through agents. We will set forth the specific terms of the plan of distribution as well as the names of any underwriters or agents in one or more accompanying prospectus supplements.

Investing in our securities involves risks. Please read carefully the section titled “Risk Factors” beginning on page 2 of this prospectus.

The executive offices of Cintas Corporation No. 2, Cintas Corporation and the subsidiary guarantors are located at 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262-5737, telephone number (513) 459-1200.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 6, 2017

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using an automatic “shelf” registration process. Under this shelf registration process, we may at any time and from time to time sell the debt securities described in this prospectus in one or more offerings at prices and on other terms to be determined at the time of offering.

This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. For a more complete understanding of the offering of the debt securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Where You Can Find More Information” and “Information We Incorporate by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide to you. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

In this prospectus, unless stated otherwise or the context otherwise requires, references to:

●	“Cintas” refers to Cintas Corporation and its consolidated subsidiaries, including Cintas Corporation No. 2;

●	“we,” “us,” “our” and “Cintas No. 2” refer to Cintas Corporation No. 2, a wholly-owned subsidiary of Cintas Corporation and the issuer of any debt securities offered under this prospectus;

●	“subsidiary guarantors” refers to Cintas Corporation’s directly and indirectly wholly-owned subsidiaries, excluding Cintas Corporation No. 2, that are guarantors of Cintas No. 2’s revolving credit facility and that have been organized under the laws of any jurisdiction within the United States and that guarantee any debt securities offered under this prospectus; and

●	“guarantors” refers to Cintas Corporation and the subsidiary guarantors, as guarantors of debt securities offered under this prospectus.

THE REGISTRANTS

Cintas helps more than 900,000 businesses of all types and sizes, primarily in North America, as well as Latin America, Europe and Asia, get Ready™ to open their doors with confidence every day by providing a wide range of products and services that enhance its customers’ image and help keep their facilities and employees clean, safe and looking their best. With products and services including uniforms, floor care, restroom supplies, first aid and safety products, fire extinguishers and testing, and safety and compliance training, Cintas helps customers get Ready for the Workday™. Cintas was founded in 1968 by Richard T. Farmer, currently the Chairman Emeritus of the Board of Directors, when he left his family’s industrial laundry business in order to develop uniform programs using an exclusive new fabric. In the early 1970s, Cintas acquired the family industrial laundry business. Over the years, Cintas developed additional products and services that complemented its core uniform business and broadened the scope of products and services available to its customers.

Cintas’ reportable operating segments are Uniform Rental and Facility Services and First Aid and Safety Services. The Uniform Rental and Facility Services reportable operating segment consists of the rental and servicing of uniforms and other garments including flame resistant clothing, mats, mops and shop towels and other ancillary items. In addition to these rental items, restroom cleaning services and supplies, carpet and tile cleaning services and the sale of items from Cintas’ catalogs to its customers on route are included within this reportable operating segment. The First Aid and Safety Services reportable operating segment consists of first aid and safety products and services. The remainder of Cintas’ business, which consists primarily of Fire Protection Services and its Direct Sale business, is included in All Other.

Cintas No. 2 is the principal operating subsidiary of Cintas.

Cintas Corporation is a Washington corporation, and Cintas No. 2 is a Nevada corporation. We are an indirect wholly-owned subsidiary of Cintas Corporation. Cintas Corporation’s, Cintas No. 2’s and the other subsidiary guarantors’ principal executive offices are located at 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262-5737, and their telephone number at that address is (513) 459-1200. Cintas’ web site is located at www.cintas.com. Except for documents incorporated by reference into this prospectus, information included on or available through Cintas’ web site does not constitute a part of this prospectus or any applicable prospectus supplement.

RISK FACTORS

Investing in our debt securities involves risk. Please see the risk factors set forth in Part I, Item 1A in Cintas Corporation’s Annual Report on Form 10-K for its most recent fiscal year, as updated by its quarterly reports on Form 10-Q and other filings it makes with the SEC, as incorporated by reference in this prospectus and which may be amended, supplemented and superseded from time to time by other filings Cintas Corporation makes with the SEC. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of debt securities. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or in any applicable prospectus supplement. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. These risks could materially affect Cintas’ business, results of operations or financial condition and cause the value of our securities to decline.

WHERE YOU CAN FIND MORE INFORMATION

Cintas Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Cintas Corporation files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the

SEC (http://www.sec.gov). Information on or accessible through the SEC’s website is not part of, or incorporated by reference into, this prospectus, other than documents filed with the SEC that we expressly incorporate by reference.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” the information Cintas Corporation files with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information that Cintas Corporation files later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below:

●	Cintas Corporation’s Annual Report on Form 10-K for the year ended May 31, 2016;

●	Cintas Corporation’s Quarterly Reports on Form 10-Q for the quarterly periods ended August 31, 2016 and November 30, 2016; and

●	Cintas Corporation’s Current Reports on Form 8-K, as filed with the SEC on June 28, 2016, August 4, 2016, August 16, 2016, September 22, 2016, September 29, 2016, October 12, 2016, October 20, 2016 and March 6, 2017.

We also incorporate by reference each of the documents that Cintas Corporation files with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the offering of debt securities described in this prospectus terminates. We will not, however, incorporate by reference in this prospectus any documents or portions of any documents that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K, unless, and except to the extent, specified in such current reports on Form 8-K.

Upon request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus.

This information is also available on the investor relations page of our web site at www.cintas.com. Except for documents incorporated by reference into this prospectus, information included on or available through our web site does not constitute a part of this prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us at 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio 45262-5737, Attention: Investor Relations, telephone: (513) 459-1200.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “predicts,” “projects,” “plans,” “expects,” “intends,” “target,” “forecast,” “believes,” “seeks,” “could,” “should,” “may” and “will” or the negative versions thereof and similar words, terms and expressions and by the context in which they are used. Such statements are based upon current expectations of Cintas and speak only as of the date made. You should not place undue reliance on any forward-looking statement. We cannot guarantee that any forward-looking statement will be realized. These statements are subject to various risks, uncertainties, potentially inaccurate assumptions and other factors that could cause actual results to differ from those set forth in or implied by this prospectus, including the documents incorporated by reference.

Factors and uncertainties that may cause actual results to differ materially from expected results include, among others:

●	Cintas’ ability to consummate the proposed acquisition of G&K Services, Inc., or G&K Services, in a timely manner, or at all;

●	Cintas’ ability to promptly and effectively integrate acquisitions, including G&K Services;

●	the possibility of greater than anticipated operating costs including energy and fuel costs;

●	lower sales volumes;

●	loss of customers due to outsourcing trends;

●	the performance and costs of integration of acquisitions, including G&K Services;

●	fluctuations in costs of materials and labor including increased medical costs;

●	costs and possible effects of union organizing activities;

●	failure to comply with government regulations concerning employment discrimination, employee pay and benefits and employee health and safety;

●	the effect on operations of exchange rate fluctuations, tariffs and other political, economic and regulatory risks;

●	uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation;

●	costs of Cintas’ SAP system implementation;

●	disruptions caused by the inaccessibility of computer systems data, including cybersercurity risks;

●	the initiation or outcome of litigation, investigations or other proceedings;

●	higher assumed sourcing or distribution costs of products;

●	the disruption of operations from catastrophic or extraordinary events;

●	the amount and timing of repurchases of Cintas Corporation’s common stock, if any;

●	changes in federal and state tax and labor laws; and

●	the reactions of competitors in terms of price and service.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. A further list and description of risks, uncertainties and other matters can be found in Cintas Corporation’s Annual Report on Form 10-K for its most recent fiscal year and in its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The risks and uncertainties described herein are not the only ones we may face. Additional risks and uncertainties presently not known to us or that we currently believe to be immaterial may also harm our business. None of Cintas Corporation, Cintas No. 2 or the subsidiary guarantors have a duty to update any of the forward-looking statements after the date of this prospectus to conform them to actual results except as otherwise required by law.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratios of earnings to fixed charges for Cintas for the periods indicated.

	Six Months Ended November 30,	Year Ended May 31 ,
	2016	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges	13.4x	11.5x	10.6x	8.9x	8.1x	7.0x

The above ratios are computed on a total enterprise basis including Cintas Corporation’s consolidated subsidiaries. Earnings consist of income from continuing operations before income taxes, adjusted to exclude fixed charges (excluding capitalized interest). Fixed charges consist of interest incurred on indebtedness, the portion of operating lease rentals deemed representative of the interest factor and capitalized interest.

USE OF PROCEEDS

Unless otherwise specified in an applicable prospectus supplement, we will use the proceeds we receive from the sale of the offered debt securities for general corporate purposes, which could include working capital, capital expenditures, acquisitions, refinancing of other debt or other capital transactions, including dividends and stock repurchases. Net proceeds may be temporarily invested prior to use. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of Cintas at the time of issuance and the availability of other funds.

DESCRIPTION OF SENIOR DEBT SECURITIES

The debt securities offered by this prospectus will be unsecured and unsubordinated obligations of Cintas No. 2. The debt securities will be fully and unconditionally guaranteed by Cintas Corporation and the subsidiary guarantors. The debt securities will be issued under an indenture among us, Cintas Corporation, the subsidiary guarantors and U.S. Bank National Association, as successor trustee to Wachovia Bank, National Association, as trustee. A copy of the indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

The following briefly summarizes the material provisions of the indenture. The following does not restate the indenture in its entirety. You should read the provisions of the indenture, including the defined terms, for information that may be important to you as the indenture, and not this description, defines the rights of holders of debt securities. You should also read the particular terms of any series of debt securities, which will be described in the applicable prospectus supplement and may be different from the disclosure in this prospectus. Copies of the indenture may be obtained from Cintas or the trustee under the indenture.

For purposes of this “Description of Senior Debt Securities” section, “Cintas” shall mean Cintas Corporation and shall not include Cintas No. 2 or the subsidiary guarantors.

Capitalized terms used in this “Description of Senior Debt Securities” section and not otherwise defined in this prospectus are defined under “—Certain Definitions” below.

General

The indenture does not limit the aggregate principal amount of debt securities that may be issued under it and provides that debt securities may be issued in one or more series, in such form or forms, with such terms and up to the aggregate principal amount, that we may authorize from time to time. The indenture gives us broad authority to set the particular terms of each series of debt securities issued thereunder, including, without limitation, the right to modify certain of the terms contained in the indenture. Our board of directors, or an authorized committee thereof, shall establish, or authorize the establishment of, the terms of each series of debt securities, and such terms will be set forth or determined in the manner provided in one or more resolutions of our board of directors or by a supplemental indenture or officers’ certificate. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of any holder, for issuances of additional debt securities of that series.

The applicable prospectus supplement relating to any series of debt securities will describe the following terms, where applicable:

●	the title of the debt securities;

●	the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

●	any limit on the aggregate principal amount of the debt securities;

●	the maturity date or dates;

●	the date or dates on which principal is payable;

●	the interest rate or the method of computing the interest rate;

●	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

●	the location where payments on the debt securities will be made;

●	the terms and conditions on which the debt securities may be redeemed at the option of the issuer;

●	any obligation of the issuer to redeem or purchase the debt securities pursuant to sinking fund provisions;

●	any obligation of the issuer to redeem or purchase the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption or purchase;

●	if other than denominations of $1,000, the denominations in which debt securities may be issued;

●	whether the debt securities are to trade in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates, or vice versa;

●	if other than the principal amount, the portion of the principal amount of the debt securities payable if the maturity is accelerated;

●	any events of default not described in or deleted or modified from “—Events of Default” below;

●	any depositaries, interest rate calculation agents or other agents; and

●	any material provisions of the indenture described in this prospectus that do not apply to the debt securities.

The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depositary or its nominees identified in the prospectus supplement relating to the debt securities. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or securities.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depositary for such global security to a nominee of the depositary and except in the circumstances described in the prospectus supplement relating to the debt securities.

If material, federal income tax consequences and other special considerations applicable to any debt securities will be described in the applicable prospectus supplement.

Payment and Paying Agents

Distributions on the debt securities other than those represented by global debt securities will be made in the designated currency against surrender of the debt securities at the principal office of the paying agent. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments will be made at the principal corporate trust office of the trustee, or by a check mailed to the holder at his registered address. Payments in any other manner will be specified in the applicable prospectus supplement.

Optional Redemption

The debt securities may be redeemed, at the option of Cintas No. 2, only on terms set forth in the indenture and the debt securities being redeemed, which will be summarized in the applicable prospectus supplement. On or after the redemption date, interest will cease to accrue on the debt securities or any portion thereof called for redemption (unless Cintas No. 2 defaults in the payment of the redemption price and accrued interest). Holders of debt securities to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days before the date fixed for redemption. If fewer than all of the debt securities are to be redeemed, the trustee will select the particular debt securities or portions of the principal amounts thereof for redemption from the outstanding debt securities not previously called in such manner as the trustee deems fair and appropriate.

Except as set forth above and as described in any applicable prospectus supplement, the debt securities will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.

Guarantees

Cintas and the subsidiary guarantors will fully and unconditionally guarantee, jointly and severally, to each holder and the trustee, the full and prompt performance of our obligations under the indenture and the debt securities, including the payment of principal of and premium, if any, and interest on the debt securities. The subsidiary guarantors consist of all of the direct and indirect wholly-owned subsidiaries of Cintas that are guarantors of our revolving credit facility organized in any jurisdiction in the United States, which we refer to as domestic subsidiaries, subject to release as described below.

Each subsidiary guarantee will be limited to an amount not to exceed the maximum amount that may be guaranteed by the applicable subsidiary guarantor without rendering that guarantee, as it relates to that subsidiary guarantor, voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

We and Cintas have agreed in the indenture to cause (i) any future domestic Significant Subsidiary, at the time it becomes a direct or indirect wholly-owned subsidiary of Cintas, and (ii) any present or future subsidiary of Cintas, that is not otherwise a subsidiary guarantor of the debt securities, that becomes a guarantor under any credit facility or lending arrangement for indebtedness of Cintas or Cintas No. 2, in each case, to become a subsidiary guarantor under the indenture with respect to the debt securities of each series.

Upon the sale or disposition (by merger or otherwise) of any subsidiary guarantor by Cintas or by any subsidiary of Cintas to any person that is not an affiliate of Cintas, such subsidiary guarantor will automatically be released from all obligations under its guarantee; provided, that such release shall occur if and only to the extent that all obligations of such subsidiary guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, indebtedness of us, Cintas or any subsidiary of Cintas also terminate upon such sale or disposition. In addition, at any time, upon our request and without the consent of the holders of the debt securities, any subsidiary guarantor (other than a Significant Subsidiary) may be released from all obligations under its guarantee; provided, that such release shall occur if and only to the extent that all obligations of such subsidiary guarantor under all of its guarantees of the indebtedness of us, Cintas or any other subsidiary of Cintas also terminate at the time of such release.

Certain Covenants

Except as set forth herein, neither we, Cintas nor any other subsidiary of Cintas are restricted by the indenture from incurring any type of indebtedness or other obligation, from selling all or substantially all of the assets of a subsidiary, from paying dividends or making distributions on our or their capital stock or purchasing or redeeming our or their capital stock. In addition, the indenture does not contain any provisions that would require us, Cintas or any other subsidiary of Cintas to repurchase or redeem or otherwise modify the terms of any of the debt securities upon a change in control or other events involving us, Cintas, or any other subsidiary of Cintas, which may adversely affect the creditworthiness of the debt securities.

Limitations on Liens

The indenture provides that we and the guarantors will not, and will not permit any Subsidiary to, create, assume, incur or suffer to exist any Lien other than Permitted Liens, the exempted Liens and sale-leaseback transactions described below upon any Principal Property or upon any shares of Capital Stock or Debt of any Subsidiary owning or leasing any Principal Property, whether owned or leased on the date of the indenture or thereafter acquired, to secure any Debt incurred or guaranteed by us, the guarantors or any Subsidiary (other than the debt securities), without in any such case making effective provision whereby all of the debt securities outstanding (together with, if we so determine, any other Debt or guarantee thereof by us or the guarantors ranking equally with the debt securities) shall be secured equally and ratably with, or prior to, such Debt so long as such Debt shall be so secured.

Restriction on Sale—Leasebacks

The indenture provides that, except as described below under “—Exempted Liens and Sale—Leaseback Transactions,” we and the guarantors will not, and will not permit any Subsidiary to, engage in the sale or transfer by us, the guarantors or any Subsidiary of any Principal Property to a person (other than Cintas or a Subsidiary) and the taking back by Cintas or any Subsidiary, as the case may be, of a lease of such Principal Property, unless:

(1) such sale-leaseback transaction involves a lease for a period, including renewals, of not more than three years; or

(2) we, the guarantors or such Subsidiary, within a one—year period after such sale—leaseback transaction, apply or cause to be applied an amount not less than the net proceeds from such sale—leaseback transaction to the prepayment, repayment, redemption, reduction or retirement (other than pursuant to any mandatory sinking fund, redemption or prepayment provision) of Funded Debt.

Exempted Liens and Sale-Leaseback Transactions

Notwithstanding the foregoing restrictions on Liens and sale-leaseback transactions, the indenture provides that we and the guarantors may, and may permit any Subsidiary to, create, assume, incur, or suffer to exist any Lien other than a Permitted Lien upon any Principal Property or upon any shares of Capital Stock or Debt of any Subsidiary owning or leasing any Principal Property to secure Debt incurred or guaranteed by Cintas or any Subsidiary (other than the debt securities) or effect any sale—leaseback transaction of a Principal Property that is not excepted by clauses (1) or (2) of the paragraph under “Restriction On Sale—Leasebacks” above without equally and ratably securing the debt securities; provided, that after giving effect thereto, the aggregate principal amount of outstanding Debt (other than the debt securities) secured by Liens other than Permitted Liens upon Principal Property and/or upon such shares of Capital Stock or Debt plus the Attributable Debt from sale-leaseback transactions of Principal Property not so excepted, do not exceed 15% of Consolidated Net Worth.

Certain Definitions

Certain terms used in this section are defined in the indenture as follows:

“Attributable Debt” means, as to any particular lease at any date as of which the amount thereof is to be determined, the total net amount of rent (discounted from the respective due dates thereof at the rate per annum set forth or implicit in the terms of such lease, compounded semiannually) required to be paid by the lessee under such lease during the remaining term thereof. The net amount of rent required to be paid under any such lease for any such period shall be the total scheduled amount of the rent payable by the lessee with respect to such period, but may exclude amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated).

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) in the equity interests of such Person, including without limitation, (i) with respect to a corporation, common stock, preferred stock and any other capital stock, (ii) with respect to a partnership, partnership interests (whether general or limited), and (iii) with respect to a limited liability company, limited liability company interests.

“Consolidated Net Worth” means at any time the consolidated stockholders’ equity of Cintas and its Subsidiaries calculated on a consolidated basis as of such time.

“Funded Debt” means Debt having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the obligor.

“GAAP” with respect to any computation required or permitted under the indenture means generally accepted accounting principles in the United States of America at the date or time of such computation.

“Lien” means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

“Permitted Liens” means:

(1)	Liens for taxes, assessments or governmental charges or levies on property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

(2)	Liens imposed by law, such as landlord’s, carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business that secure payment of obligations not more than 60 days past due or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP;

(3)	Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation (other than Liens in favor of the Pension Benefit Guaranty Corporation) or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases or subleases to which we, Cintas or any other Subsidiary of Cintas is a party, or deposits to secure public or statutory obligations of us, Cintas or any other Subsidiary of Cintas or deposits of cash or United States government bonds to secure surety or appeal bonds to which we, Cintas or any other Subsidiary of Cintas is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(4)	utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and that do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Cintas or its Subsidiaries;

(5)	Liens existing on the date of the original issuance of the applicable series of debt securities, provided that no increase in the principal amount secured thereby is permitted;

(6)	Liens on property or assets of any Person existing at the time such Person becomes a Subsidiary or is merged with or into or consolidated with us, Cintas or any other Subsidiary of Cintas, or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to us, Cintas or any other Subsidiary of Cintas or arising thereafter pursuant to contractual commitments entered into prior to and not in contemplation of such Person becoming a Subsidiary and not in contemplation of any such merger or consolidation or any such sale, lease or other disposition; provided that such

Liens shall not extend to our property or assets or any other property or assets of Cintas or any other Subsidiary of Cintas;

(7)	Liens on our property or assets or any other property or assets of Cintas or any other Subsidiary of Cintas existing at the time of acquisition thereof (including acquisitions through merger or consolidation); provided that such Liens were in existence prior to and were not created in contemplation of such acquisition and shall not extend to our property or assets or any other property or assets of Cintas or any other Subsidiary of Cintas; and

(8)	any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses; provided, however, that the principal amount of Debt so secured thereby shall not exceed the principal amount of Debt so secured prior to such extension, renewal or replacement and that such extension, renewal or replacement Lien shall be limited to all or a part of the assets that secured the Lien so extended, renewed or replaced (plus improvements and construction on such real property).

“Person” means any individual, corporation, partnership, association, joint venture, trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Principal Property” means, whether owned or leased on the date of the indenture or thereafter acquired, each manufacturing or processing plant or facility of ours, any guarantor or any of their respective Subsidiaries located in the United States of America.

“Significant Subsidiary” means at any date of determination, any Subsidiary of Cintas that, together with its Subsidiaries, (i) for Cintas’ most recent fiscal quarter, accounted for more than 15% of the consolidated revenues of Cintas and its Subsidiaries or (ii) as of the end of such fiscal quarter, was the owner of more than 25% of the consolidated assets of Cintas.

“Significant Subsidiary Guarantor” means any subsidiary guarantor that is a Significant Subsidiary.

“Subsidiary” means any corporation, limited liability company or other business entity of which more than 50% of the total voting power of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof or any partnership of which more than 50% of the partnership interests (considering all general and limited partnership interests as a single class) is, in each case, at the time owned or controlled, directly or indirectly, by Cintas, one or more of the Subsidiaries of Cintas, or combination thereof.

Merger, Consolidation or Sale of Assets

The indenture provides that Cintas may not, and will not permit any Subsidiary, including us, to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, another Person unless:

(1)	in the case of Cintas or Cintas No. 2, the resulting, surviving or transferee Person is either Cintas, or, as the case may be, Cintas No. 2, or is a corporation organized and existing under the laws of the United States, any state or the District of Columbia and assumes by supplemental indenture all of Cintas’ or our obligations, as the case may be, under the indenture and the guarantee or the debt securities, as the case may be;

(2)	subject to the satisfaction of the conditions to release described under “ Guarantees” above, in the case of a Significant Subsidiary Guarantor, the resulting, surviving or transferee Person is Cintas, Cintas No. 2 or another subsidiary guarantor, or any other Person, and assumes by supplemental indenture all of such Significant Subsidiary Guarantor’s obligations under the indenture and the guarantee of the debt securities;

(3)	subject to the satisfaction of the conditions to release described under “ Guarantees” above, in the case of a Subsidiary other than a Significant Subsidiary Guarantor, in any such transaction involving Cintas, Cintas No. 2 or a subsidiary guarantor, Cintas, Cintas No. 2 or the subsidiary guarantor, as the case may be, is the resulting surviving or transferee Person;

(4)	immediately after giving effect to the transaction, no Event of Default, or event that with notice or lapse of time, or both, would be an Event of Default, has occurred and is continuing;

(5)	the guarantees shall remain in full force and effect (subject to release in accordance with the conditions described under “Guarantees” above); and

(6)	an officers’ certificate and legal opinion covering these conditions shall be delivered to the trustee.

The successor will be substituted, if applicable, for the applicable party to the indenture with the same effect as if it had been an original party to the indenture. Thereafter, the successor may exercise the rights and powers of such party under the indenture.

Events of Default

Each of the following will be an “Event of Default” under the indenture with respect to the debt securities of each series:

(1)	default in any payment of interest or additional interest (as required by the exchange and registration rights agreement) on any debt security of such series when due, continued for 30 days;

(2)	default in the payment of principal of or premium, if any, on any debt security of such series when due at its stated maturity, upon optional redemption, upon declaration or otherwise;

(3)	failure by us or any guarantor to comply for 60 days after notice with the other agreements contained in the indenture or the debt securities;

(4)	there occurs with respect to any issue or issues of Debt of Cintas or any of its Subsidiaries, including us (including an Event of Default under any other series of securities), having an outstanding principal amount of $25,000,000 or more in the aggregate for all such issues of all such Persons, whether such Debt exists on the date of the indenture or is thereafter created, (i) an event of default that has caused the holder thereof to declare such Debt to be due and payable prior to its stated maturity and such Debt has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (ii) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(5)	any guarantee in respect of the debt securities by Cintas or a Significant Subsidiary Guarantor shall for any reason cease to be, or be asserted in writing by any guarantor thereof or us not to be, in full force and effect, and enforceable in accordance with its terms (other than by reason of the termination of the indenture or the release of any such guarantee in accordance with the terms of the indenture), provided, however, that if we or any guarantor asserts in writing that any such guarantee is not in full force and effect and enforceable in accordance with its terms, such assertion shall not constitute an Event of Default for purposes of this paragraph if (i) such written assertion is accompanied by an opinion of counsel to the effect that, as a matter of law, the defect or defects rendering such guarantee unenforceable can be remedied within 10 days of the date of such assertion, (ii) we or such guarantor delivers an officers’ certificate to the effect that we or such guarantor represents that such defect or defects shall be so remedied within such 10-day period, and (iii) such defect or defects are in fact so remedied within such 10-day period; provided, that any reduction in the maximum amount of any such guarantee as a result of fraudulent conveyance or similar law shall not be deemed an Event of Default; and

(6)	certain events of bankruptcy, insolvency or reorganization of us, Cintas or any Significant Subsidiary Guarantor.

However, a default under clause (3) of this paragraph will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding debt securities of such series notify us and the guarantors, by registered or certified mail, of the default and such default is not cured within the time specified in clause (3) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (6) above) occurs and is continuing, the trustee by written notice to us or the holders of at least 25% in principal amount of the outstanding debt securities of such series by written notice to us and the trustee, may, and the trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of such series to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an Event of Default described in clause (6) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the debt securities of such series will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. The holders of a majority in aggregate principal amount of the outstanding debt securities of such series may waive all past defaults (except with respect to nonpayment of principal, premium or interest and certain other defaults which require the consent of each noteholder affected) and rescind any such acceleration with respect to the debt securities and its consequences so long as a judgment or decree for payment of the money due has not been obtained by the trustee and all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the debt securities of such series that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing with respect to a series of debt securities, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the indenture or the debt securities unless:

●	such holder has previously given the trustee notice that an Event of Default is continuing;

●	holders of not less than 25% in principal amount of the outstanding debt securities of such series have requested the trustee in writing to pursue the remedy;

●	such holders have offered the trustee reasonable security or indemnity against any cost, liability or expense;

●	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

●	the holders of a majority in principal amount of the outstanding debt securities of such series have not given the trustee a direction that is inconsistent with such written request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding debt securities of such series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The holders of any debt security, however, will have an absolute right to receive payment of the principal of, and premium, if any, and interest on, such debt security as expressed therein and to institute suit for the enforcement of such payment.

The indenture provides that if a default occurs and is continuing with respect to a series of debt securities and is known to the trustee, the trustee must mail to each holder of debt securities of such series notice of the default within 90 days after it occurs; provided that in the case of any default of the character described in clause (3) above, no such notice to holders shall be given until at least 30 days after the occurrence thereof. Except in the case of a default in the payment of principal of, premium, if any, or interest on any debt security, the trustee may withhold notice if the trustee determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a statement indicating whether the signers thereof know of any default that occurred during the previous year.

Modification, Amendments and Waivers

Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of a majority in principal amount of the debt securities of a series then outstanding under the indenture (including consents obtained in connection with a tender offer or exchange offer for the debt securities). However, without the consent of each holder of an outstanding debt security affected, no amendment may, among other things:

●	reduce the amount of debt securities whose holders must consent to an amendment;

●	reduce the stated rate of or extend the stated time for payment of interest on the debt securities;

●	reduce the principal of or change the stated maturity of the debt securities;

●	reduce the amount payable upon the redemption of any debt security or change the time at which any debt security may be redeemed;

●	make any debt security payable in money other than that stated therein;

●	modify or affect in any manner adverse to holders the terms and conditions of the obligations of the guarantors in respect of the due and punctual payment of principal of, or premium, if any, or interest on the debt securities;

●	impair the right of any holder to institute suit for the enforcement of any payment on or with respect to such holder’s debt securities; or

●	make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series, on behalf of all holders of debt securities of such series, may waive compliance by the guarantors or us with certain restrictive provisions of the indenture. The holders of a majority in aggregate principal amount of the debt securities of each series, on behalf of all holders of such series, may waive any past default under the indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the debt securities), except a default in the payment of principal, premium or interest or a default in respect of a provision that under the indenture that cannot be modified or amended without the consent of the holder of each debt security that is affected.

Without the consent of any holder, the trustee and we may amend the indenture to among other things:

●	cure any ambiguity, omission, defect or inconsistency or to make any other provisions with respect to matters or questions arising under the indenture that will not adversely affect the interests of the holders of any debt securities in any material respect;

●	provide for the assumption by a successor of our or a guarantor’s obligations under the indenture;

●	provide for a successor trustee with respect to the debt securities of each series;

●	add additional guarantees with respect to the debt securities;

●	add any additional Events of Default;

●	secure the debt securities;

●	add to the covenants of the guarantors or us for the benefit of the holders or surrender any right or power conferred upon the guarantors or us;

●	make any change that does not adversely affect the rights of any holder; or

●	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to transmit promptly to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

Concerning the Trustee

U.S. Bank National Association, as successor to Wachovia Bank, National Association, is the trustee under the indenture, and we have also appointed U.S. Bank as registrar and paying agent with regard to the debt securities. U.S. Bank also serves as trustee with respect to our 6.125% senior notes due 2017, 4.30% notes due 2021, 3.25% senior notes due 2022 and 6.15% senior notes due 2036.

Governing Law

The indenture provides that it and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell the offered debt securities in and outside the United States:

●	through underwriters or dealers;

●	directly to purchasers;

●	through agents; or

●	through a combination of any of these methods.

The prospectus supplement will include the following information:

●	the terms of the offering;

●	the names of any underwriters or agents;

●	the name or names of any managing underwriter or underwriters;

●	the purchase price or initial public offering price of the debt securities;

●	the net proceeds from the sale of the debt securities;

●	any delayed delivery arrangements;

●	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

●	any discounts or concessions allowed or reallowed or paid to dealers;

●	any commissions paid to agents; and

●	any securities exchanges on which the debt securities may be listed.

Sale through Underwriters or Dealers

If underwriters are used in the sale, we will execute an underwriting agreement with them regarding the debt securities. The underwriters will acquire the debt securities for their own account, subject to the conditions in the underwriting agreement. The underwriters may resell the debt securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the debt securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the debt securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered debt securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the debt securities in the open market. To the extent expressly set forth in the applicable prospectus supplement, these transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered debt securities sold for their account may be reclaimed by the syndicate if the offered debt securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered debt securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the debt securities that we offer though this prospectus may be new issues of debt securities with no established trading market. Any underwriters to whom we sell our debt securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any debt securities that we offer.

If dealers are used in the sale of the debt securities, we will sell the securities to them as principals. They may then resell the debt securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the debt securities directly. In this case, no underwriters or agents would be involved. We may also sell the debt securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered debt securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the debt securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any sales of these debt securities in the prospectus supplement.

Remarketing Arrangements

Offered debt securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase debt securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Jones Day. Certain matters relating to the laws of the State of Nevada will be passed on for us by Fennemore Craig, P.C. Certain matters relating to the laws of the State of Washington will be passed on for us by Carney Badley Spellman, P.S.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm for Cintas, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended May 31, 2016, and the effectiveness of our internal control over financial reporting as of May 31, 2016, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements and schedule of G&K Services, Inc. as of July 2, 2016 and June 27, 2015, and for each of the fiscal years in the three-year period ended July 2, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of July 2, 2016 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP has not examined, compiled or otherwise applied procedures to the pro forma financial information incorporated by reference herein and, accordingly, does not express an opinion or any other form of assurance on it.